SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Heidrick & Struggles International, Inc.

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NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

AND

PROXY STATEMENT

DATE:	May 24, 2018
TIME:	9:00 a.m. Eastern Daylight Time
PLACE:	Law Offices of Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017-3954

April 24, 2018

I am pleased to invite you to attend the 2018 Annual Meeting of Stockholders of Heidrick & Struggles International, Inc. Your vote is very important to us. Whether or not you plan to attend the meeting in person, we hope that your shares are represented and voted at the Annual Meeting.

I want to take this opportunity to thank Richard Beattie, our longest-serving Board member, who will not be standing for reelection this year. We acknowledge and appreciate his more than 15 years of outstanding service and contributions to Heidrick & Struggles as both Chair of our Board and Lead Director.

Thank you for your investment in and continued support of our company. We are optimistic about our future and proud to be part of an organization that has talented and dedicated people thoroughly committed to the success of our clients, our company and your investment. We look forward to welcoming you to our Annual Meeting.

Sincerely,

Krishnan Rajagopalan

President and Chief Executive Officer

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

233 South Wacker Drive, Suite 4900

Chicago, Illinois 60606-6303

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	May 24, 2018 at 9:00 a.m. Eastern Daylight Time

Place:	Law Offices of Simpson Thacher & Bartlett LLP located at 425 Lexington Avenue, New York, NY 10017-3954

Items of Business:

•   Election to our Board of Directors of the eight director nominees named in the attached Proxy Statement.

•   Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2018 fiscal year.

•   An advisory vote to approve executive compensation (say on pay).

•   Approval of the Second Amended and Restated 2012 GlobalShare Program.

•   Transaction of such other business as may properly come before our 2018 Annual Meeting of Stockholders.

Record Date:	The record date for the determination of the stockholders entitled to vote at our Annual Meeting, or any adjournments or postponements thereof, was the close of business on April 2, 2018.

How you can Vote:	VIA THE INTERNET—Visit the website listed on your Proxy Card.

BY TELEPHONE—Call the telephone number listed on your Proxy Card.

BY MAIL—Sign, date and return your Proxy Card in the enclosed envelope.

IN PERSON—By attending the meeting.

If you plan to attend the Annual Meeting, please bring proof of your ownership of Heidrick & Struggles common stock as of April 2, 2018 and valid picture identification.

Enclosed please find our Proxy Statement, Proxy Card and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Sincerely,

Kamau Coar

Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 24, 2018

The Proxy Statement and the Company Annual Report are available at: http://www.heidrick.com/proxy.

YOUR VOTE IS IMPORTANT. Whether or not you attend the meeting, we encourage you to consider the matters presented in the Proxy Statement and vote as soon as possible through any of the methods referenced above.

PROXY SUMMARY

Annual Meeting of Stockholders

When: May 24, 2018, 9:00 a.m., Eastern Daylight Time

Where: Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York

You are entitled to vote at the meeting if you were a holder of record of our common stock at the close of business on April 2, 2018. Please see page 59 for instructions on how to vote your shares. If you wish to attend the meeting in person, you will be required to present valid picture identification, such as a driver’s license or passport, along with proof of stock ownership.

Voting Recommendations of the Board

Item	Description	Board Recommendation	Page
1	Election of Directors Elizabeth L. Axelrod Willem Mesdag Clare M. Chapman Krishnan Rajagopalan Gary E. Knell Adam Warby Lyle Logan Tracy R. Wolstencroft	For Each Nominee	41
2	Ratification of Independent Public Accounting Firm	For	44
3	Advisory Vote to approve Executive Compensation	For	45
4	Approval of the Second Amended and Restated 2012 GlobalShare Program	For	46

Performance Highlights

•

Consolidated Net Revenue increased 6.7% to $621.4 million, representing the fifth consecutive year of year-over-year revenue growth and the highest net revenue achieved in the Company’s 64-year history

•	Executive Search revenue increased 8.8% with all three regions contributing to the increase. All of the industry practices contributed to growth in 2017.

Productivity, as measured by annualized Executive Search net revenue per consultant, remained high at $1.6 million in 2017, the same as in 2016.

The number of executive searches confirmed in 2017 increased 4.5% and the average revenue per executive search increased to $120,300 from $117,700 in 2016

•	Leadership Consulting grew approximately 6% in 2017. It was a transition year for this business

•

We took several charges during the year which impacted our reported profitability, including non-cash impairment charges and a restructuring charge. We believe that these strategic actions, while difficult, better position us to move expense capital used for administrative support into market-facing investments in people and technology. We expect they will also help us deliver a sustainable improvement in operating margin

•

Excluding the unusual items in 2017, adjusted operating income would have been $41.4 million and the adjusted operating margin would have been 6.7% compared to operating income of $35.2 million in 2016 and operating margin of 6.0%.

•	Paid a quarterly dividend of $0.13 per share during each quarter of fiscal 2017 as a way of returning value to stockholders

Key Features of Our Executive Compensation Program

•	Pay-for-performance philosophy (p. 13)

•	Approximately 75% of target CEO pay in 2017 was variable and tied to performance (p. 16)

•	Mandatory deferral of 15% of annual incentive awards for NEOs (p. 35)

•	Directors and executive officers must meet stock ownership requirements (p. 20)

•	No pledging or hedging of Heidrick stock by officers or directors (p. 18)

CORPORATE GOVERNANCE AND BOARD MATTERS

Our Board is elected by the stockholders to oversee the business and affairs of the Company. The Board plays a critical role in planning the Company’s strategy and overseeing the long-term success of the Company. Our Board seeks to maintain an effective and sound governance structure that appropriately balances and aligns the interests of the Company’s most important stakeholders, including our stockholders, clients and employees. As a result, the Company maintains a variety of corporate governance practices that the Board believes promote sound governance and the operation of the Company in an atmosphere of candor and collaboration with its stakeholders.

Our stockholders can access our key governance documents including our Corporate Governance Guidelines, Code of Business Conduct and Ethics and charters of each committee of the Board on our website at www.heidrick.com.

Highlights of our corporate governance program and practices are noted below:

Board Structure

•	All of our Directors are independent, except for the Chairman and the Chief Executive Officer

•	Independent Lead Director

•	Independent Audit and Finance, Human Resources and Compensation, and Nominating and Board Governance Committees

•	Annual Board and Committee Self-Evaluations

Stockholder Rights

•	Annual election of directors

•	Majority voting for directors in uncontested elections

•	No poison pill

The Board of Directors

The current members of the Board of Directors are:

Elizabeth L. Axelrod	Willem Mesdag

Richard I. Beattie	Krishnan Rajagopalan

Clare M. Chapman	Adam Warby

Gary E. Knell	Tracy R. Wolstencroft

Lyle Logan

The Board met twelve times during 2017. Each current director attended at least 75 percent of all of the meetings of the Board and Committee on which he or she served. Although the Company does not have a formal policy requiring attendance at the annual stockholders meeting, all directors generally attend the annual meeting and all of them, with the exception of Ms. Elizabeth Axelrod, did so in 2017. Ms. Axelrod had a conflict in connection with her position at Airbnb. Ms. Axelrod joined Airbnb in January 2017.

Mr. Beattie is not standing for election at the 2018 Annual Meeting. Mr. Beattie joined the Board in 2002 and served as Chairman from May 2007 through July 2017. Mr. Beattie has served as the Board’s Lead Director since July 2017.

Board Leadership and Structure

The Board does not have a fixed policy regarding the separation of the offices of Chairman of the Board (Chairman) and Chief Executive Officer and believes that it should maintain the flexibility to select the Chairman and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders. Heidrick’s Corporate Governance Principles also establish the position of Lead Director. The Lead Director is independent and elected by the independent directors of the Heidrick board, upon the recommendation of the Nominating and Board Governance Committee, with responsibilities to act when the person holding the position of Chairman of the Board is not an independent director under the applicable director independence standards. As specified in the Corporate Governance Principles, the role of the Lead Director includes presiding at executive sessions of independent directors and serving as a contact for interested parties who wish to communicate with independent directors.

At this time, the position of Chairman is held by Tracy R. Wolstencroft, who previously served as our President and Chief Executive Officer. Mr. Rajagopalan serves as our President and Chief Executive Officer. The position of Lead Director is currently held by Richard I. Beattie who previously served as Chairman. It is currently anticipated that the Lead Director will be Lyle Logan upon Mr. Beattie’s retirement from the Board at the 2018 Annual Meeting. The Board has determined that, under current circumstances, the separation of the offices of Chairman and Chief Executive Officer will enhance oversight of management and Board function. This separation is designed to allow the Chief Executive Officer the ability to focus on his responsibilities of running the Company, enhancing shareholder value and expanding and strengthening the Company’s business. Concurrently, Mr. Wolstencroft, as Chairman can focus on leadership for the Board as it provides advice to and oversight of management. The Chairman also is responsible for setting the agendas and presiding over meetings of the Board and providing feedback and counsel to the Chief Executive Officer. The Board currently believes that this leadership structure is in the best interests of the Company’s stockholders at this time.

Board Committees

The Board of Directors conducts its business through meetings of the Board and its three committees: the Audit and Finance Committee, Human Resources and Compensation Committee and Nominating and Board Governance Committee. The Board has determined that each of the members of our standing committees is independent under the provisions of our Corporate Governance Guidelines, Director Independence Standards, and the Nasdaq Stock Market listing standards (Nasdaq Rules).

The following chart shows the current membership and Chair of each of our Board committees and the number of committee meetings held during 2017:

	# of Meetings Held	Axelrod	Beattie	Chapman		Knell		Logan	Mesdag		Warby (1)
Audit & Finance	9	•						•		C
Human Resources & Compensation	8	•			C	•			•		•
Nominating & Board Governance	4		•	•			C	•

C- Chair

(1) - Mr.	Warby was appointed to the Human Resources and Compensation Committee effective February 7, 2018.

The Chairman and the CEO are invited guests and are welcome to attend all committee meetings, except when the independent directors meet in executive session, such as when they conduct performance evaluations or discuss the compensation of the Chairman or the CEO, or both.

Audit and Finance Committee

Willem Mesdag (Chair)

Elizabeth L. Axelrod

Lyle Logan

The Audit and Finance Committee met nine times during 2017. Among other things, the Audit and Finance Committee appoints an independent registered public accounting firm annually to audit the Company’s books and records; meets with and reviews the activities and the reports of the Company’s independent registered public accounting firm; and reports the results of the review to the Board. The Audit and Finance Committee also periodically reviews the adequacy of the Company’s internal controls, pre-approves all services to be provided by the Company’s independent registered public accounting firm and assesses the steps management has taken to minimize significant financial risks and expenses. These and other aspects of the Audit and Finance Committee’s authority are more particularly described in the Audit and Finance Committee Charter.

Each member of the Audit and Finance Committee is able to read and understand fundamental financial statements (as required under Nasdaq Rules) and meets the heightened standards of independence for audit committee members pursuant to the rules and regulations of the SEC (SEC Rules). Messrs. Mesdag and Logan each qualify as an “audit committee financial expert” within the meaning of the SEC Rules and are presumed to be financially sophisticated for purposes of the Nasdaq Rules.

Nominating and Board Governance Committee

Gary E. Knell (Chair)	Clare M. Chapman

Richard I. Beattie	Lyle Logan

The Nominating and Board Governance Committee met four times in 2017. The Nominating and Board Governance Committee makes recommendations to the Board concerning candidates for nomination to the Board, the membership on committees of the Board, compensation of the Board and other corporate governance matters. The Nominating and Board Governance Committee also reviews and approves related party transactions. All of the members of the Nominating and Board Governance Committee are independent within the meaning of the listing standards of Nasdaq and the Company’s Corporate Governance Guidelines.

Human Resources and Compensation Committee

Clare M. Chapman (Chair)	Willem Mesdag

Elizabeth L. Axelrod	Adam Warby

Gary E. Knell

The Human Resources and Compensation Committee met eight times in 2017. The Human Resources and Compensation Committee reviews and approves employment and compensation matters involving the Company’s executive officers. Specifically, the Human Resources and Compensation Committee’s responsibilities include:

•	Reviewing and approving the Chief Executive Officer’s compensation and evaluating the Chief Executive Officer’s performance against pre-established metrics;

•	Reviewing and approving individual executive officer compensation recommendations made by the Chief Executive Officer for his direct reports;

•	Reviewing and approving terms of employment, severance or other compensation-related agreements to be entered into, or amended, for any executive officer or key employee;

•	Adopting, administering and approving equity-related incentives and awards under the Company’s equity compensation plans; and

•

Reviewing the Company’s incentive and employee benefit and retirement plans, including any equity compensation plans and recommending to the Board (and stockholders where necessary) any amendments or material changes to the plans.

Outside advisors and the Company’s Human Resources Department support the Human Resources and Compensation Committee in its duties and the Committee may delegate authority to fulfill certain administrative duties regarding the compensation programs to members of senior management as it deems appropriate. The Human Resources and Compensation Committee has authority under its charter to retain advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities.

Each member of the Human Resources and Compensation Committee meets the qualifications for compensation committee members pursuant to the Nasdaq Rules and is a “non-employee director” within the meaning of SEC Rule 16b-3, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.

    Compensation Committee Interlocks and Insider Participation

No member of the Human Resources and Compensation Committee was, during 2017, an officer or employee of the Company, was formerly an officer of the Company, or had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K. During 2017, none of the Company’s executive officers served on the board of directors or the compensation committee of any other entity, any officers of which served either on the Company’s board of directors or its Human Resources and Compensation Committee.

The Board’s Role in Risk Oversight

Risk is inherent with every business and management is responsible for the day-to-day management of the risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes and policies designed and implemented by management are adequate and functioning as designed. The Board performs its risk oversight function primarily through its committees as well as reports directly from management.

Enterprise Risk. Our management has implemented an Enterprise Risk Management assessment process to identify, assess, prioritize and manage a broad set of risks across our business and operations. The assessment process includes a thorough survey of senior leaders and a select group of directors to identify the material risks to the Company. Specific emphasis is placed on identifying those risks that could have the highest impact to our Company and operations, and the highest likelihood of occurrence for those risks. Our survey process also takes into account input from our internal audit function that reports regularly to our Audit and Finance Committee. Our Board receives an annual report containing an overview of top risks identified by the survey, along with plans for managing and, where appropriate, mitigating them. The material elements of oversight of the risks identified by the survey are discussed with the entire Board in the ordinary course.

Compensation Risk. The Company periodically completes an inventory of its executive and non-executive compensation programs globally, with particular emphasis on incentive compensation plans and programs. Based on this inventory, the Company evaluates the primary components of its compensation plans and practices to identify whether those components, either alone or in combination, properly balance compensation opportunities and risk. Based on the Company’s periodic assessments, the Company has determined that none of its compensation policies and practices is reasonably likely to have a material adverse effect on the Company. The

Company believes that the Company’s overall cash versus equity pay mix, variable versus fixed pay elements, balance of shorter-term versus longer-term performance focus and revenue-focused versus profit-focused performance measures, stock ownership guidelines, and use of “claw-backs” work together to provide its employees and executives with incentives to deliver outstanding performance to build long-term stockholder value, while taking only necessary and prudent risks.

Director Nomination Process

In evaluating, identifying and recommending nominees for the Board, our Nominating and Board Governance Committee considers, among other qualifications that it deems appropriate, the following:

•	The potential candidate’s principal employment, occupation or association involving an active leadership role.

•	The potential candidate’s expertise or experience relevant to the Company’s business that would not be otherwise readily available to the Board.

•	The potential candidate’s ability to bring diversity to the Board, including whether the potential candidate brings complementary skills and viewpoints.

•	The potential candidate’s time commitments, particularly the number of other boards on which the potential candidate may serve.

•	The potential candidate’s independence and absence of conflicts of interest as determined by our Director Independence Standards, the Nasdaq Rules and other applicable laws, regulations and rules.

•	The potential candidate’s financial literacy and expertise.

•	The potential candidate’s personal qualities including strength of character, maturity of thought process and judgment, values and ability to work collegially.

We do not set specific, minimum qualifications that nominees must meet in order to be recommended to the Board. Each nominee is evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board.

The Nominating and Board Governance Committee discusses and evaluates possible candidates in detail and the Company’s consultants are sometimes employed to help identify potential candidates. When determining whether to recommend a director for re-election, the Nominating and Board Governance Committee considers the director’s past participation in and contributions to Board activities.

Board Diversity

Our Board believes that diversity is an important attribute of a well-functioning board. The Nominating and Board Governance Committee considers diversity (among other factors it deems appropriate) in light of the overall needs and composition of the Board and the best interests of the Company and its stockholders. In considering nominee diversity, the Board evaluates skills, experience, and background that would complement the existing Board.

Over time, the Board has nominated and currently consists of directors that generally reflect the diverse and expansive global footprint of the Company’s business operations, including a wide range of experiences, as well as diversity of age, gender, race and national origin. Diversity is an important factor that the Nominating and Board Governance Committee will continue to consider when evaluating candidates for nomination to the full Board.

Director Independence

Our Board determines the independence of all non-employee directors in accordance with the independence requirements of our Corporate Governance Guidelines, Director Independence Standards, and the Nasdaq Rules.

Accordingly, each year the Board affirmatively determines whether each non-employee director has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Annually, each non-employee director is required to complete a questionnaire that provides information about relationships that might affect the determination of independence. Management then provides the Board with relevant facts and circumstances of any relationship bearing on the independence of a director or nominee that are outside the relationships prohibited by Nasdaq Rules.

Based on the review and recommendation by the Nominating and Board Governance Committee, the Board analyzed the independence of each of the Company’s directors who served at any time during fiscal 2017 and each of the Company’s current director nominees, and determined that the following directors meet the standards of independence under our Corporate Governance Guidelines and the Nasdaq Rules: John A. Fazio, Jill-Kanin Lovers, and V. Paul Unruh (Ms. Kanin-Lovers and Messrs. Fazio and Unruh did not stand for election at the 2017 Annual Meeting), Elizabeth L. Axelrod, Richard I. Beattie (who is not standing for election at the 2018 Annual Meeting), Clare M. Chapman, Gary E. Knell, Jr., Lyle Logan, Willem Mesdag, and Adam Warby. Our Board also determined that Krishnan Rajagopalan, the Company’s current President and Chief Executive Officer, and Tracy R. Wolstencroft, the Chairman, are not independent under the standards of our Corporate Governance Guidelines and Nasdaq Rules.

As highly accomplished individuals in their respective industries, fields and communities, our directors are affiliated with numerous corporations, educational institutions, and charities, as well as civic organizations and professional associations, many of which have business, charitable or other relationships with each other or our Company. The Board considered each of these relationships in light of our independence standards and determined that none of these relationships conflict with the interests of the Company, or would impair any director’s independence or judgment.

In making this determination the Board considered material relationships among the directors and the Company, including the circumstances resulting from the concurrent service during 2017 to the National Geographic Society (Society) of the Chairman of the Board, Tracy R. Wolstencroft, and Chair of the Board’s Nominating and Board Governance Committee, Gary E. Knell. Mr. Knell previously served on the board of trustees of the Society, and he served as president and CEO of the Society from January 2014 through February 2018. Mr. Wolstencroft serves as the vice-chair of the Society, but does not serve, and has not served, on the compensation committee of the Society. The Board determined that these circumstances do not present either a conflict of interest or a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director on the part of either Mr. Wolstencroft or Mr. Knell.

Executive Officers

Below is the name, age, present title, principal occupation and certain biographical information for each of our executive officers as of April 24, 2018. All of our executive officers have been appointed by and serve at the pleasure of our board of directors. There are no family relationships between any executive officer or director.

Krishnan Rajagopalan (58)    Mr. Rajagopalan has been our President and Chief Executive Officer since July 2017. He served as interim CEO from April 2017 to July 2017. Previously, he served as Executive Vice President and Managing Partner—Executive Search beginning January 2016. Previously, he served as Head of Global Practices beginning in April 2014. Mr. Rajagopalan has served in other leadership roles including Global Practice Managing Partner, Technology and Services (2010 to 2014) and Global Practice Managing Partner, Business/Professional Services (2007 to 2010). Mr. Rajagopalan joined the firm in 2001 in executive search.

Mark Harris (47)    Mr. Harris was appointed Chief Financial Officer of the Company on March 19, 2018. He had been serving as the Deputy Chief Financial Officer of the Company since February 2018. From 2015, Mr. Harris had been Chief Financial Officer at Hercules Capital, a publicly traded business development company, responsible for finance, accounting, operations, legal and investor relations. Prior to that, Mr. Harris worked at Avenue Capital Group for over 8 years, where he served as their Chief Financial Officer for their Asia Strategy and was their Senior Managing Director/Head of Asia, in which he led the entire Asia strategy. Prior to working at Avenue Capital Group, from 2004 to 2006 Mr. Harris served as Corporate Financial Controller and Chief Accounting Officer at Hutchinson Telecommunications, a telecommunications company based in Hong Kong.

Richard W. Greene (55)    Mr. Greene has been our Executive Vice President and Chief Human Resources Officer since January 1, 2015. Previously, Mr. Greene was the global Head of Talent Management and a global segment HR executive at Bunge, an agribusiness and food production company (2011 to 2014). Mr. Greene previously managed Heidrick & Struggles’ Leadership Consulting and Human Resources practices in the Americas (2006 to 2011).

Kamau Coar (41)    Mr. Coar was appointed General Counsel effective February 1, 2018. Previously, Mr. Coar served as VP, Associate General Counsel (2012 to 2017). Prior to that, Mr. Coar was a partner at Ungaretti & Harris LLP, which he joined in 2003.

Certain Relationships and Related Party Transactions

Various applicable Company policies and procedures and annual questionnaires completed by all Company directors and executive officers, require disclosure of transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC and Nasdaq Rules. Pursuant to its charter, the Nominating and Board Governance Committee of the Board—in consultation with the Audit and Finance Committee—reviews and approves related party transactions. Although the Company’s processes vary with the particular transaction or relationship, when such a transaction or relationship is identified, the Nominating and Board Governance Committee evaluates the transaction or relationship and approves or ratifies it (without the vote of any interested person) only if it is judged to be fair and in the best interests of the Company. In addition, it is the practice of the Nominating and Board Governance Committee, although not part of a written policy, to review each transaction specifically disclosed as a potential related party transaction in connection with its review of the proxy statement for the Annual Meeting of Stockholders, to the extent any such transaction has not previously been reviewed, applying the same standard.

There were no related party transactions in 2017 that required approval under the Company’s policies and procedures or the rules and regulations of the SEC.

Code of Business Conduct

The Board has adopted a Code of Business Conduct & Ethics (Code) that applies to all of the Company’s employees, officers and directors, as well as independent contractors working on behalf of the Company. Our Code meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K, and also meets the requirements of a “code of business conduct and ethics” under Nasdaq Rules. All employees generally are required to certify that they have reviewed and are familiar with the Code annually.

Ethics Line

The Board also has established the Heidrick & Struggles EthicsLine (EthicsLine), a service that provides a mechanism for reporting to the Company alleged breaches of any legal or regulatory obligations, financial fraud, including accounting, internal controls and auditing, or any alleged violation of the Code or corporate policies. The EthicsLine is a telephonic reporting hotline (toll free in the U.S.) available to all Company employees, contractors, vendors, stockholders, clients or other interested parties. The EthicsLine is administered by a third party that is separate and independent of Heidrick and specializes in running whistleblower hotline programs for companies throughout the U.S. Calls are not recorded and callers may remain anonymous. The EthicsLine is operational 24 hours a day, seven days a week and may be reached at 1-800-735-0589 or, if calling from outside the United States, at 1-704-731-7242.

Stockholder Communications

Communication with the Board. Stockholders may communicate directly with the Board. All communications should be directed to: Corporate Secretary, Heidrick & Struggles International, Inc., 233 South Wacker Drive, Suite 4900, Chicago, Illinois 60606-6303. Any such communication should prominently indicate on the outside of the envelope that it is intended for the Board or a particular director. All appropriate communication intended for the Board or a particular director and received by the Corporate Secretary will be forwarded to a specified party following its clearance through normal security procedures.

Stockholder Proposals – 2019 Annual Meeting

If you wish to submit a proposal for inclusion in our 2019 proxy statement, you must follow the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934. To be eligible for inclusion, we must receive your proposal at the address below no later than Thursday, December 27, 2018.

Also, under Heidrick’s Bylaws, other proposals and director nominations by stockholders that are not included in the Proxy Statement may be eligible for presentation at the meeting only if they are received by the Company in the form of a written notice, directed to the attention of Heidrick’s Corporate Secretary at the address below, no earlier than February 25, 2019 and no later than March 26, 2019. The notice must contain the information required by the Bylaws and must otherwise comply with the requirements specified in the Bylaws.

Where to Send All Proposals and Nominations:

Corporate Secretary

Heidrick & Struggles International, Inc.

233 S. Wacker Drive, Suite 4900

Chicago, Illinois 60606-6303

DIRECTOR COMPENSATION

We provide compensation to non-employee directors that is competitive with other similarly sized publicly traded companies in order to attract and retain qualified directors. The compensation of directors, including all restricted stock units, for fiscal 2017 is set forth in the table below.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)		All Other Compensation ($)		Total ($)
Elizabeth L. Axelrod	$68,544	(3)	$112,504	(14)	$0		$181,048
Richard I. Beattie	$120,571	(4)	$112,504	(15)	$0		$233,075
Clare M. Chapman	$80,549	(5)	$112,504	(15)	$0		$193,053
John A. Fazio	$41,113	(6)	$0		$0		$41,113
Jill Kanin-Lovers	$41,113	(7)	$0		$0		$41,113
Gary E. Knell	$72,500	(8)	$112,504	(14)	$0		$185,004
Lyle Logan	$72,500	(9)	$112,504	(14)	$0		$185,004
Willem Mesdag	$90,549	(10)	$112,504	(15)	$0		$203,053
V. Paul Unruh	$29,080	(11)	$0		$0		$29,080
Adam Warby	$0	(12)	$0		$0		$0
Tracy R. Wolstencroft	$66,508	(13)	$0		$14,107	(13)	$81,129

(1)	Reflects cash compensation earned by each director in 2017 and includes any amounts deferred at the director’s election under our Non-Employee Directors Voluntary Deferred Compensation Plan (VDC), described below.

(2)	Reflects the grant date fair value for financial reporting purposes in accordance with ASC Topic 718 for Common Stock or RSUs granted under the 2012 GlobalShare Plan which is described on page 34.

(3)	Ms. Axelrod earned an additional cash retainer of $6,044 as a member of the Audit and Finance Committee. Ms. Axelrod was appointed to the Audit and Finance Committee effective May 24, 2017.

(4)	Mr. Beattie earned an additional cash retainer of $38,723 for his service as the Non-Executive Chair of the Board from January 1, 2017 until July 6, 2017. Mr. Beattie also received an additional cash retainer of $19,348 for his service as the Lead Director for his service beginning on July 6, 2017.

(5)	Ms. Chapman was appointed Chair of the Human Resources and Compensation Committee effective May 25, 2017. Ms. Chapman earned an additional cash retainer of $18,049 as Chair of the Human Resources and Compensation Committee.

(6)	Mr. Fazio earned an additional cash retainer of $12,033 as Chair of the Audit and Finance Committee and $4,011 as a member of that Committee. Mr. Fazio retired from the Board effective May 25, 2017. His cash compensation was prorated through that date.

(7)	Ms. Kanin-Lovers earned an additional cash retainer of $12,033 as Chair of the Human Resources and Compensation Committee. She also earned an additional cash retainer of $4,011 as a member of the Audit and Finance Committee. Ms. Kanin-Lovers retired from the Board effective May 25, 2017. Her cash compensation was prorated through that date.

(8)	Mr. Knell earned an additional cash retainer of $10,000 as Chair of the Nominating and Board Governance Committee. All of Mr. Knell’s fees were deferred pursuant to our VDC Plan.

(9)	Mr. Logan earned an additional cash retainer of $10,000 as a member of the Audit and Finance Committee.

(10)	Mr. Mesdag was appointed Chair of the Audit and Finance Committee effective May 25, 2017. Mr. Mesdag earned an additional cash retainer of $18,049 as Chair of the Audit and Finance Committee and $10,000 as a member of that Committee.

(11)	Mr. Unruh earned an additional cash retainer of $4,011 as a member of the Audit and Finance Committee. Mr. Unruh retired from the Board effective May 25, 2017. His cash compensation was prorated through that date.

(12)	Mr. Warby joined the Board on January 1, 2018.

(13)	Mr. Wolstencroft was appointed Chair of the Board effective July 6, 2017. Prior to July 6, 2017, Mr. Wolstencroft did not receive compensation for his service on the Board. Mr. Wolstencroft received an additional cash retaines of $36,277 for his service as Chair of the Board subsequent to July 6, 2017. Health care coverage will be provided to Mr. Wolstencroft through December 31, 2018. In 2017, the cost of the health care coverage provided was $14,107.

(14)	The amount reflects an award of stock granted on May 25, 2017 (the date of the 2017 Annual Meeting of Stockholders). The award was equal to the annual equity retainer of $112,500 divided by the closing stock price on the date of grant of $22.30 rounded to nearest whole share, resulting in 5,045 shares.

(15)	Reflects an award of RSUs granted on May 25, 2017 with the same value as the award of stock described in footnote 14.

Directors who are also employees or officers do not receive any additional compensation for their service on the Board. The non-employee director compensation program provides for an annual equity award of restricted stock units with a value of approximately $112,500 to be awarded on the date of each annual meeting of stockholders. The number of units subject to such award is determined by dividing $112,500 by the closing price of the Company’s common stock on the date of such annual meeting of stockholders (rounded to the nearest whole share). Non-employee directors may elect to receive payment of the annual equity retainer in shares of Common Stock in lieu of the restricted stock units described above. Additionally, non-employee directors receive a cash retainer of $62,500 each year, payable quarterly in arrears. In addition, each member of the Audit and Finance Committee receives an annual cash retainer of $10,000; the Chair of the Audit and Finance Committee receives an annual cash retainer of $30,000; the Chair of the Human Resources and Compensation Committee receives an annual cash retainer of $30,000; and the Chair of the Nominating and Board Governance Committee receives an annual cash retainer of $10,000. The Lead Director receives an annual cash retainer of $40,000. The Chair of the Board receives an annual cash retainer of $75,000. Directors may elect to defer up to one hundred percent of their cash compensation per year pursuant to our Non-Employee Directors Voluntary Deferred Compensation Plan. All directors are reimbursed for their out-of-pocket expenses incurred in connection with their duties as directors.

The Company’s stock ownership guidelines for directors require each director to own three times their annual cash retainer in Company stock within three years of joining the Board. As of April 2, 2018, each of our directors has either satisfied the stock ownership guidelines or is on track to do so in compliance with the guidelines.

COMPENSATION DISCUSSION AND ANALYSIS

Heidrick & Struggles International, Inc. is a leadership advisory firm providing executive search and leadership consulting services. We assist organizations in achieving their long-term business objectives by helping them to improve the effectiveness of their leadership teams. We provide our services to a broad range of clients through the expertise of our experienced consultants located in major cities around the world. The Human Resources and Compensation Committee (HRCC) of the Board of Directors seeks to ensure that our executive compensation programs attract, retain and reward the best talent, while at the same time maintain a strong link between pay and performance and align the interests of our executives and stockholders. Our executive compensation philosophy emphasizes and rewards Company, business unit and individual performance, which we believe promotes sustained long-term performance by rewarding not only the achievement of financial and operational goals, but also the accomplishment of individual strategic objectives that enable growth.

This Compensation Discussion and Analysis describes the philosophy and objectives of our executive compensation programs for our named executive officers. For 2017 our named executive officers were:

•	Tracy R. Wolstencroft, President and Chief Executive Officer through July 6, 2017; Chairman from July 6, 2017

•	Krishnan Rajagopalan, Executive Vice President and Managing Partner, Executive Search through July 6, 2017; President and Chief Executive Officer from July 6, 2017

•	Richard W. Pehlke, Executive Vice President and Chief Financial Officer

•	Colin Price, Executive Vice President and Managing Partner, Leadership Consulting

•	Richard Greene, Executive Vice President and Chief Human Resources Officer

•	Stephen W. Beard, Executive Vice President, General Counsel, Chief Administrative Officer and Secretary

2017 Year in Review

2017 was an important year of strategic, operational and financial accomplishments. During 2017, we continued to deliver on our strategy to further expand our impact with clients in the boardroom and C-suite, providing deeper service as a trusted and valued advisor on executive talent, leadership and culture.

We made meaningful progress in attracting, developing and retaining exceptional talent in the industry, and ended 2017 with 346 Executive Search consultants, up from 335 at December 31, 2016, and 36 Heidrick Consulting consultants, the same at December 31, 2016. In January 2018 we launched Heidrick Consulting which combines the firm’s Leadership Consulting and Culture Shaping businesses into a single integrated line of advisory services. Also, in January 2018, we announced a restructuring plan to reduce overall costs and improve efficiencies.

Along with our dedicated and experienced consultants and staff located in major cities around the world, our named executive officers Messrs. Wolstencroft, Rajagopalan, Pehlke, Price, Greene and Beard each led and played an important role in the achievement of the 2017 results outlined below.

2017 -Financial and Operational Results
Consolidated Net Revenue (revenue before reimbursements)	$621.4 million, a 6.7% increase from $582.3 million in 2016, and a record for the Company.

Adjusted Operating Income[1]	$41.4 million, compared to adjusted operating income of $35.2 million in 2016.

Adjusted Operating Margin[1]	6.7% compared to operating margin of 6.0% in 2016.

Adjusted EBITDA[2]	$60.1 million, compared to adjusted EBITDA of $61.2 million in 2016.

Adjusted EBITDA Margin[2]	9.7 percent compared to adjusted EBITDA margin of 10.5 percent in 2016.

General Operations

•  Maintained a sound financial and operating structure, including a strong liquidity and cash flow position to support our business plan.

•  Strengthened and grew our core search business through an improvement in attracting, hiring, developing and retaining its search, leadership consulting and culture shaping consultants.

[1]

Adjusted operating income refers to operating income and excludes the expense associated with the settlement with the HMRC related to the taxation of a legacy U.K. benefit trust obligation in the 2017 first quarter, impairment charges in the 2017 second quarter, impairment charge in the 2017 fourth quarter, and restructuring charges in the 2017 fourth quarter. Adjusted operating margin refers to Adjusted operating income (as explained above) as a percentage of net revenue in the same period. Adjusted operating income and Adjusted operating margin are non-GAAP financial measures. See the reconciliation attached as Annex A.

[2]

Adjusted EBITDA refers to earnings before interest, taxes, depreciation, and intangible amortization, stock-based compensation expense, compensation expense associated with Senn Delaney retention awards, earn-out accretion, and other non-operating income (expense). Adjusted EBITDA margin refers to Adjusted EBITDA as a percentage of net revenue. Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. See the reconciliation attached as Annex A1.

Overall Compensation Philosophy

Our HRCC strives to establish compensation programs for our executives and employees that are market competitive with firms in the executive search, leadership consulting and management consulting space, both public and private, with whom we compete for executive talent. At the heart of our compensation programs is a pay-for-performance philosophy. We expect our executive officers to initiate and carry out sustainable growth strategies and create long-term value and growth for the Company and its stockholders. We link various aspects of our business strategies with our compensation program design. Company performance is a primary factor in most elements of our executive incentive compensation program design. When measuring Company performance, we may consider both qualitative and quantitative factors and achievements relating to our business strategies and objectives. In assessing the individual performance of named executive officers, our HRCC may consider, among other things, the officer’s accomplishments of objectives, contributions to the Company’s strategic initiatives and execution of leadership objectives.

Our HRCC regularly reviews our compensation programs for our executives and employees to ensure that the programs continue to meet the needs of the business and align the long-term interests of our executives with those of our stockholders. Our compensation programs may change from time to time based on the review of the HRCC.

Principal Components of 2017 Executive Compensation

Base Salary

For each named executive officer, base salaries are reviewed against levels for positions with similar responsibilities at the peer group companies, using the comparative data prepared by our HRCC’s compensation consultant. Our HRCC then considers individual performance, internal pay equity, functional expertise, experience, and scope of responsibilities in approving any changes to the base salary.

Annual Incentives

Our Management Incentive Plan or MIP is the short-term cash incentive vehicle through which we reward our named executive officers with an annual cash bonus for achieving specific performance goals over a one-year period. Under our MIP, determination of the payout level (if any) for each named executive officer’s award is based upon the achievement of a combination of Company performance metrics (weighted at 70%) and individual performance factors (weighted at 30%). Our HRCC has discretion to modify any payouts (upwards or downwards) under the MIP as appropriate to ensure plan objectives are met, taking into consideration a variety of Company specific or environmental factors.

Payout amounts under our MIP were set for each metric based on “Minimum”, “Target” and “Maximum” performance levels and corresponding award levels based on the Company’s business plan and other operational and environmental factors. “Target” performance is the level at which a participant will earn 100% of his or her target award. Depending upon the relationship of the Company’s actual financial performance and the individual’s annual evaluation, final payouts under our MIP may be as little as zero and as high as 150% of Target.

The HRCC sets Company and individual performance goals for the named executive officers during the first quarter. These goals consist of both quantitative and qualitative performance objectives. Our HRCC considers the reviews conducted by the Chief Executive Officer of the other named executive officers, and conducts its own review of the Chief Executive Officer’s performance against those pre-established performance objectives, as well as Company performance milestones achieved during the year. With respect to our Chief Financial Officer, our HRCC also considers input from our Audit Committee Chair.

In 2017 the MIP for Messrs. Rajagopalan (as CEO), Pehlke, and Greene included three Company performance metrics to determine the pay-out level (if any) of awards: consolidated net revenue, operating income, and EBITDA. Each of the three metrics was slightly below target, but surpassed the minimum performance levels. Consolidated net revenue also exceeded 2016 results. Minimum, Target, and Maximum Performance Levels and Adjusted Actual Performance results for 2017 were:

MIP Performance Metric	Minimum Performance Levels	Target Performance Levels	Maximum Performance Levels	Adjusted Actual Performance
Consolidated Net Revenue	$600 million	$625 million	$640 million	$621 million
Operating Income	$37 million	$44 million	$51 million	$41 million
EBITDA	$58 million	$65 million	$72 million	$62 million

For Messrs. Price and Rajagopalan (as head of Search), the three performance metrics used to determine the pay-out level (if any) of awards were business unit net revenue; business unit operating income; and consolidated operating income. For Mr. Price, the applicable business unit is Leadership Consulting. For Mr. Rajagopalan it was Executive Search. The business unit net revenue and business unit operating income metrics for Messrs. Price and Rajagopalan (as head of Search) are not disclosed due to the competitive nature of the metrics.

Long-Term Incentives

Although our 2012 GlobalShare Plan allows us to issue a variety of equity based awards, our current LTI awards issued to our named executive officers consist of:

•

Performance Stock Units (PSUs) are target-based equity grants that generally vest three years from the grant date if certain performance goals are achieved and the executive officer remains employed by the Company. Each PSU represents a right to receive shares of our Common Stock upon vesting, however the number of shares actually paid to the executive depends upon and is subject to the achievement of certain performance measures over the vesting period, and is based on a graduated scale ranging from 0 to 200% of the initial target amount. At the low and high end of this range, if the Company’s actual three-year average operating income performance is less than 75% of our annual operating plan goals, then the PSU pay-out will be 0%, however if the three-year average performance is at or above 125% of our annual operating plan goals, then the PSU pay-out will be at 200% of the initial target amount.

•

Restricted Stock Units (RSUs) are equity grants that are service-based, will vest in three equal installments (specifically on the first, second and third anniversaries of the date of grant), and are generally subject to the executive’s continued employment with the Company. Each RSU represents a right to receive one share of our Common Stock upon vesting.

We set performance goals for our PSUs using a three-year average performance approach because:

•	Alignment between operating goals and executive performance, as well as named executive officer accountability, is maximized;

•	This approach better enables us to focus on the necessary strategic goals;

•	Final awards are based on average performance over a three-year period, which provides greater focus on sustained long-term results.

When issuing annual LTI awards, we equally divide the value of our LTI grants among PSUs and RSUs and calculate the number of RSUs or PSUs awarded to the named executive officer by dividing the total dollar value of LTI compensation granted to the officer by the closing price of our Common Stock on the grant date (usually in March of the grant year). All outstanding RSUs and PSUs are credited with dividend equivalents that are payable in cash when the related units vest. The primary purpose of crediting dividend equivalents on LTI awards is to align the participant with the value of being a stockholder over the course of the vesting period, but only to the extent the award vests.

Compensation Mix – Variable vs. Fixed

Our HRCC believes that our named executive officers should be rewarded for the achievement of financial and non-financial objectives that either influence or contribute to stockholder value creation. Consistent with our “pay for performance” philosophy, our HRCC established elements of fixed and variable compensation for the named executive officers who served in fiscal 2017.

Key principles considered by our HRCC for determining the mix and level of fixed and variable pay for our named executive officers were our ability to attract, retain and motivate the most talented executives available in light of competitive market practices, our position among companies with which we compete for executive talent, alignment of interests with those of our stockholders, our goals for pay for performance, and the market level of total cash and non-cash compensation we pay to our named executive officers.

Executive Compensation Program Principles

Our HRCC uses the following principles to implement our executive compensation philosophy:

Compensation Principle	Compensation Program Feature
Reward performance, long-term growth and sustained profitability through variable pay elements.

A substantial portion of our named executive officers’ annual compensation is variable (approximately 75% for our CEO and an average of 66.7% for our other named executive officers) and composed of annual and long-term incentive awards that are only earned upon achievement of financial and non-financial objectives that either influence or contribute to stockholder value creation.

This weighting toward variable pay requires sustained financial performance to deliver significant value by the Company and encourages our named executive officers to deliver continued growth over an extended period of time. Equity awards, coupled with executive stock ownership guidelines and our mandatory deferral of a portion of any MIP bonuses earned, further assure the alignment of interests between our named executive officers and our stockholders.

Attract, retain and motivate the most talented executives.	Our executive compensation must enable us to attract, motivate and retain not only highly talented executives, but also search, leadership and culture shaping consultants from both public and private employers with whom we compete for top talent critical to our long-term success.

Applying these principles results in pay packages where a significant portion of compensation is put “at risk,” in the form of performance-based annual and long-term incentives. We believe our executive pay packages support our commitment to sound corporate governance and reflect common “best practices”, including:

Best Practice	Heidrick’s Implementation and Result
Prudent Approach to Increases in Base Salaries.	In 2017, we increased base salaries for Messrs. Greene and Beard to compensate them for their increased responsibilities, and to better align them with the external market.

Annual Incentives Based on Performance.	Consistent with our pay-for-performance philosophy, our MIP rewards both Company and individual performance, with a heavier weighting on Company performance.

Mandatory Deferral of Portion of Earned Annual Incentive Award.	Ensuring that our annual incentives continue to provide retention value, we defer 15 percent of our named executive officers’ MIP bonuses, to be paid out in equal annual amounts over a three-year period assuming the executive officer remains employed by the Company.

No Repricing or Replacing Outstanding Stock Options.	It has been our practice not to reprice or replace outstanding stock options, and we did not reprice or replace any stock options during 2017. None of our named executive officers have stock options.

No Evergreen Provisions in Employment Agreements.	None of our employment agreements with the named executive officers have “evergreen provisions” that automatically renew the term of the agreement. We do not plan on adopting any new employment agreements that contain “evergreen provisions” unless we find a compelling business reason for doing so.

No Excise Tax Gross-Ups.	We do not have excise tax gross-up provisions in employment agreements with our named executive officers or in our Change in Control (CIC) Severance Plan.

Best Practice	Heidrick’s Implementation and Result
No Single-Trigger Equity Vesting Upon a CIC.	All of the equity awards we have granted since 2011 contain a “double trigger” CIC vesting provision, meaning that vesting is accelerated only if there is both a CIC and a termination of employment within two years following the CIC.

No Excessive Perquisites.	We provide limited perquisites to our named executive officers consisting of physicals, financial planning and business club memberships. All business club memberships are offered to executives on the same scale and terms as those for our executive search consultants.

No Hedging By Our Named Executive Officers.	Our Board and HRCC adopted a policy prohibiting such hedging in February 2013.

No Pledging By Our Named Executive Officers.	Our Board and HRCC adopted a policy prohibiting such pledging in February 2013.

No Guaranteed Bonuses.	We believe that bonuses should reflect actual performance. As a result, our employment agreements for executive officers do not contain guaranteed bonus payments, except in limited circumstances typically related to a newly hired executive. We did not guarantee bonus payments for any of our named executive officers for 2017.

No Common Performance Metrics Used for Annual and Long-Term Incentives.	We do not use the same performance metrics for our annual and long-term incentive plans.

Maintain Executive Stock Ownership Guidelines.	We maintain stock ownership guidelines applicable to our named executive officers and directors described on page 20.

Setting Executive Compensation

Role of our Human Resources and Compensation Committee.    Our HRCC engages in a rigorous process in determining the total compensation of our named executive officers. Our HRCC determines and approves the compensation of the named executive officers based on this evaluation. In evaluating named executive officer compensation, our HRCC, as discussed below, has retained the services of Pay Governance LLC and considers recommendations from the Chief Executive Officer, but our Chief Executive Officer does not provide such input as to his own compensation. Our HRCC assesses the information it receives in accordance with its business judgment.

Our HRCC is also responsible for overseeing our executive compensation programs.

Role of Executive Officers in Compensation Decisions.    The Chief Executive Officer annually reviews the performance of each of the named executive officers other than himself. Following the performance reviews, the Chief Executive Officer presents compensation recommendations to our HRCC for consideration. Our HRCC, with input from the full Board, reviews the Chief Executive Officer’s performance. Our HRCC has full discretion to approve, modify or reject any recommended compensation adjustments or awards made to the named executive officers.

Role of Independent Compensation Consultant    The HRCC has retained Pay Governance LLC as its independent compensation consultant. Pay Governance reports directly to the HRCC and does no other work for management. During 2017, Pay Governance representatives generally participated in all of the HRCC’s meetings and provided guidance to the HRCC with respect to executive compensation; comparative peer group data;

director compensation; annual incentive compensation; and consultant pay programs. In supporting the HRCC, Pay Governance provides the HRCC with an independent assessment of management’s recommendations for compensation; reviews and confirms the peer group used by the Company to prepare market compensation data; and provides ad hoc support to the HRCC, including discussing executive compensation and related corporate governance trends.

Our HRCC determined that Pay Governance was independent and without conflicts of interest for 2017. This determination was reached after reviewing the six independence factors set out in the Nasdaq Rules: (i) whether Pay Governance provides any other services to the Company; (ii) the amount of fees paid relative to the total revenue of the firm; (iii) policies in place to prevent conflicts of interest; (iv) any personal or business relationships with members of our HRCC; (v) ownership of Company stock; and (vi) any personal or business relationships with named executive officers.

Use of a Peer Group.    Our HRCC evaluates our executive compensation programs in comparison to those of a select peer group, which in 2017 consisted of 15 similarly-sized public professional services companies. Our HRCC uses the peer group to compare total direct compensation and the mix of compensation elements for each named executive officer against positions at peer group companies with similar responsibilities. Our HRCC also uses the peer group to review executive pay programs and practices at those companies.

For 2017 the peer group consisted of the following companies:

The Advisory Board Company	Hudson Global, Inc.
Barrett Business Services, Inc.	Huron Consulting Group, Inc.
CBIZ Inc.	ICF International Inc.
Ciber, Inc.	Kforce, Inc.
CDI Corp.	Korn/Ferry International
CEB Inc.	Navigant Consulting, Inc.
CRA International, Inc.	Resources Connection, Inc.
FTI Consulting, Inc.

For 2018, the Company has removed Ciber, Inc. from the peer group as it is no longer public following its acquisition in June 2017. The Company has added Volt Information Services, which provides staffing and employment services, as well as technology outsourcing and information technology infrastructure services.

In setting compensation, the HRCC considers the peer group companies with which we directly compete for executive talent and stockholder investment. Our HRCC also relies on its general knowledge of executive compensation levels and practices.

Most of the Company’s executive search and leadership advisory competitors, from which executive talent is often recruited, are privately held and therefore not included in the above list of our public peer group companies as information on their compensation practices is difficult to obtain.

We do not set a specific, relative percentile positioning for total direct compensation, or the elements of total direct compensation, as a target for named executive officer pay levels. Rather, we review the total direct compensation range for each position and the mix of elements to ensure that compensation is adequate to attract and retain key named executive officers. To ensure that compensation is linked to performance, our named executive officer compensation program is designed to deliver at least 65% of total direct compensation through variable pay. Our named executive officer compensation program is also designed to ensure that a significant proportion of the named executive officer’s compensation is delivered in equity and thus aligned with the interests of our stockholders.

Stock Ownership Guidelines.    To enhance the alignment of named executive officers’ interests with that of stockholders, we maintain stock ownership guidelines. Each new executive officer has five years from the date he or she first becomes subject to the guidelines to achieve a stock ownership level equal to a multiple of base salary. The stock ownership guidelines for our named executive officers are as follows:

•	Chief Executive Officer: five times base salary

•	Other Named Executive Officers: two times base salary

In determining compliance with these guidelines, we include both direct stock ownership and RSU grants, but do not consider PSUs. Each of the named executive officers subject to the policy either satisfied the stock ownership guidelines or is on track to do so within the requisite five-year period.

Claw-back Policy

The Company will adopt a Claw-back Policy which is in compliance the SEC’s rules regarding the recoupment of executive compensation (i.e., claw-backs) under the Dodd-Frank Wall Street Reform and Consumer Protection Act when such rules are promulgated, as well as the Sarbanes-Oxley Act of 2002 requirements. This policy will be applied to all applicable incentive compensation for our named executive officers and will enable the Company to take the steps necessary to recoup executive compensation when warranted.

Tax Deductibility of Executive Compensation

Beginning in 2018, Section 162(m) of the Internal Revenue Code limits the federal income tax deduction for annual individual compensation to $1 million for the NEOs, subject to a transition rule for written binding contracts in effect on November 2, 2017 and not materially modified after that date. In the past, Section 162(m)’s deduction limit included an exception for “performance-based” compensation. Our compensation programs were generally designed to qualify for this performance-based exception. To accomplish this, the Company previously asked stockholders to approve equity and incentive compensation plans that included limitations and provisions required to be included under Section 162(m). Now that the performance-based compensation exception is no longer available, the Company will no longer request stockholder approval of Section 162(m) related performance goals for this purpose, and may not generally attempt to meet the requirements previously included in our plans related to the exception; however, the Company intends to comply with the transition rule for November 2, 2017, for written binding contracts as long as the HRCC determines that to be in the Company’s best interest.

Stockholder Feedback and Say-on-Pay Vote Results

At our 2017 Annual Meeting of Stockholders, we held our annual non-binding stockholder advisory vote to approve executive compensation (“say-on-pay”). Our stockholders approved our fiscal 2016 executive compensation, with nearly 97 percent of voting stockholders casting their vote in favor of the say-on-pay resolution. The HRCC took this support level as an indication that stockholders were supportive of our pay design and decisions in fiscal 2016.

We had regular and active discussions with our major stockholders during 2017 on various topics throughout the year, and, during those conversations we did not hear of any specific issues relating to the design of our compensation program. We did not make any changes to our compensation programs as a result of the 2017 say-on-pay vote or our shareholder outreach efforts during 2017. Our HRCC is dedicated to continuous improvement of the executive compensation program to reflect an appropriate alignment of pay and performance, and will continue to seek and review stockholder perspectives when designing and implementing the Company’s executive compensation program.

COMPENSATION OF EXECUTIVE OFFICERS

CEO Compensation Summary

Tracy Wolstencroft

Mr. Wolstencroft received his base salary for his tenure as President and CEO from January 1, 2017 through July 6, 2017.

Mr. Wolstencroft was eligible for a prorated MIP award based on the time he served as Heidrick’s CEO. However, Mr. Wolstencroft requested the HRCC to allow him to waive eligibility for any 2017 bonus and the HRCC approved his request. Mr. Wolstencroft’s 2014 special award of PSUs paid out at 100% in 2017. Pursuant to his Letter Agreement of September 21, 2017, Mr. Wolstencroft requested that the Board allow him to forfeit his eligibility to earn 2017 Restricted Stock and Performance Stock Units. With respect to his outstanding 2015 and 2016 RSUs and PSU grants, Mr. Wolstencroft remains eligible to earn an agreed upon pro-rata portion of the tranches scheduled to vest in 2017, 2018 and 2019, subject to his continued service as a director through the scheduled vesting dates (and with the performance goals for PSUs deemed to have been achieved at target level performance), and he requested that the Board allow him to forfeit his eligibility to any remaining portions of his 2015 and 2016 RSU and PSU awards. Subsequently, 65,598 PSUs and 68,255 RSUs were forfeited.

Krishnan Rajagopalan

The following table illustrates the three components and corresponding amounts of Mr. Rajagopalan’s total compensation for 2017.

Mr. Rajagopalan received his base salary for his role as head of Search through July 1, 2017 and his base salary, as CEO for July 1, 2017 to December 31, 2017.

Mr. Rajagopalan’s short-term cash bonus opportunity (displayed in the above table as Annual Incentive Earned) is variable, meaning the final payout amount is based solely on the achievement of specific performance goals over a one-year period pro rata formula.

Mr. Rajagopalan’s long-term equity incentive opportunity (displayed in the above table as LTI Award Granted) also is variable, meaning the number of PSUs actually paid to our CEO (if any) depends upon and is subject to the achievement of certain performance measures over a three-year vesting period, and is based on a graduated scale ranging from 0 to 200% of the initial target amount. The other half of the LTI Award consists of time-vesting RSUs that will vest in three equal installments. (See Long Term Incentives on pages 15-16).

Mr. Rajagopalan also received a special award of Performance-Based Restricted Stock Units (“PBRSUs”), which were awarded in September 28, 2017, as per the terms of his employment agreement and transition to his role as the Company’s President and CEO. The award was valued at $1,000,000 on the date of the grant and will vest ratably over 3 years, based upon goals established and approved by the HRCC. The purpose of these PBRSUs is to adjust Mr. Rajagopalan’s 2017 LTI award prorated to an appropriate level accounting for him serving approximately six months as CEO during 2017.

The Board and the HRCC view these compensation measures as prudent investments for the Company’s future. They are consistent with market practices for executives in the business consulting industry and the companies with which we compete for clients and executive talent.

Named Executive Officer Compensation Components

Alignment with our executive compensation philosophy is achieved through the executive compensation components for our named executive officers as set forth below. Messrs. Wolstencroft, Rajagopalan, Pehlke, Price, Greene and Beard each participated in these programs in 2017. Mr. Wolstencroft retired as CEO on July 6, 2017 and became Chairman of our Board. Mr. Price stepped down from his role at the end of 2017 to return to client service. Mr. Beard left the Company at the end of January 2018. Mr. Pehlke retired from the Company on March 31, 2018.

Named Executive Officer Base Salary

Our HRCC has established base salaries for our named executive officers that, in its judgement, are competitive. Following its review process, in 2017 the Company increased the base salaries for Messrs. Beard and Greene in connection with additional responsibilities in their roles.

Named Executive Officer Annual Incentive

The 2017 bonus paid to each named executive officer under our MIP is set forth below. Of these amounts, 85% was paid in March 2018 and the remaining 15% will be paid in equal annual installments over the three years beginning in 2018.

This does not include the additional cash bonus awarded to Mr. Price for business development and leading the integration of Heidrick Consulting discussed in further detail in Special 2017 Compensation Components on page 24. Mr. Beard was paid $391,000 in accordance with the terms of his Separation Agreement.

The table below details the HRCC determinations under the applicable MIP performance factors.

Name	Financial Objectives Target	Individual Goals Target	Financial Objectives Formulaic Result	Individual Goals Result	Adjustment	Final Result
Tracy R. Wolstencroft	70%	30%	57.8%	30%	-4%	84%
Krishnan Rajagopalan	70%	30%	57.8% (as CEO)	45%	-4%	114%
			91.3% (as head of Search)	.0%
Richard W. Pehlke	70%	30%	57.8%	34.5%	-4%	89%
Colin Price	70%	30%	20.4%	45%	-4%	63%
Richard Greene	70%	30%	57.8%	30%	-4%	84%

Mr. Rajagopalan achieved a score of 45% recognizing his success in leading Search in 2017 as well as taking on the role of interim CEO and then President and CEO. Mr. Pehlke achieved a score of 34.5%, with notable achievements in: sponsoring technology initiatives and achievements, improvements in consultant performance, and leadership in the restructuring that occurred in the fourth 4th quarter of 2017. Mr. Price achieved a score of 45% due to, among other achievements, sponsoring a comprehensive training program for Leadership Consulting, leading cross-training efforts with Search in both the United States and the European Union, and publishing a book: Accelerating Performance. Mr. Greene achieved a score of 30%, with notable achievements in driving performance management, navigating human resources activities during the restructuring, and his work on executive transitions.

Named Executive Officer Long-Term Incentive

In March 2017 we issued LTI awards to Messrs. Wolstencroft, Rajagopalan, Pehlke, Price, Greene and Beard with half of their LTI awards issued as PSUs and the other half issued as RSUs. Mr. Wolstencroft’s LTI opportunity was equal to 200 percent of base salary; Messrs. Pehlke, Greene, and Beard’s LTI opportunity was equal to 100 percent of base salary; for Messrs. Rajagopalan (as head of Search) and Price it was 50 percent of base salary. See the 2017 Grants of Plan-Based Awards Table on page 27 for more details on the equity grants that our HRCC approved. The following is a summary of the LTI awards issued in 2017.

Named Executive Officer	Actual LTI Value	# 2017-2019 PSUs	# RSUs
Tracy R. Wolstencroft	$1,912,508	39,352	39,352
Krishnan Rajagopalan	$324,988	6,687	6,687
Richard W. Pehlke	$399,978	8,230	8,230
Colin Price	$218,418	4,494	4,494
Richard Greene	$300,008	6,173	6,173
Stephen W. Beard	$425,008	8,745	8,745

The LTI targets for all of our outstanding PSUs are discussed in more detail below, and were based on our HRCC’s review of publicly disclosed data for our 2017 peer group for each position and internal pay equity considerations, as well as the Chief Executive Officer’s recommendations and a review of individual performance and potential.

2017-2019 Performance Stock Units. Our 2017 PSUs issued to Messrs. Rajagopalan, Pehlke, Price, Greene and Beard vest over a three-year period, are subject to target goals for the Company’s average operating income over the 2017 through 2019 fiscal years, and will be paid in 2020. The Company did not achieve the operating income goals for 2017. Mr. Beard forfeited all of the unvested equity grants made to him upon his departure from the Company at the end of January 2018.

Based on the Company’s 2018 operating plan, our HRCC established future operating income goals in the beginning of 2018. After the end of the three-year period, the target number of PSUs may be adjusted based on the average operating income (expressed as a percentage of the Company’s target operating income goals) for each annual performance period as follows:

Average Percentage of Operating Income Goals	Percentage of Target PSUs Vesting
125% or More	200% (Maximum)
100%	100% (Target)
75%	50% (Threshold)
Less than 75%	0%

2016-2018 Performance Stock Units.    Our 2016 PSUs issued to Messrs. Rajagopalan, Pehlke, Greene and Beard will vest over a three-year period, will be subject to the target goals for the Company’s average operating income over the 2016 through 2018 fiscal years, and will be paid in 2019. The Company’s operating income performance for 2016 and 2017 was between threshold and target. Depending on results for 2018, the award may vest at 100% or above or below target for the three-year performance period. A pro rata portion (20,093) of Mr. Wolstencroft’s 2016 PSUs will vest in 2019, reflecting the portion of the vesting period for which Mr. Wolstencroft served as the CEO. Mr. Wolstencroft requested that the Board allow him to forfeit his eligibility to the other PSUs covered by the 2016 grant. Mr. Beard forfeited his 2016 PSUs upon his departure from the Company at the end of January 2018.

2015-2017 Performance Stock Units.    In March 2015, we granted PSUs to Messrs. Wolstencroft, Rajagopalan, Pehlke and Beard, who were named executive officers at the time. 2015 PSUs were not granted to Mr. Price as he was not a named executive officer at the time of grant. The 2015 PSUs vested over a three-year period and were subject to target goals for the Company’s average operating income over the 2015 through 2017 fiscal years, and were paid in 2018 at 87.7% of the initial target amount. The Company exceeded its operating income goals for 2015, but 2016 and 2017 were between threshold and target, resulting in a three-year average performance of 93.86%. This resulted in the payout below the initial target amount for Messrs. Rajagopalan and Pehlke. A pro rata portion (29,914) of Mr. Wolstencroft’s 2015 PSUs vested, reflecting the portion of the vesting period for which Mr. Wolstencroft served as CEO. Mr. Wolstencroft requested that the Board allow him to forfeit his eligibility to the other PSUs covered by the 2015 grant. Mr. Beard forfeited his 2015 PSUs upon his departure from the Company at the end of January 2018.

Special 2017 Compensation Components – Colin Price

For 2017, Colin Price, Executive Vice President and Managing Partner, Leadership Consulting, received a discretionary cash bonus in the amount of $375,000. This award reflects the special contributions he made during the year to business development as several significant new client relationships were launched, among the largest in the firm. Further, he led the integration of Leadership Consulting and Culture Shaping businesses into Heidrick Consulting. As part of the integration, Mr. Price was instrumental in developing the overall strategy and vision for Heidrick Consulting.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the named executive officers for the last three fiscal years, and only reflects information for those years in which the officer was determined to be a “named executive” of the Company.

Name & Principal Position	Year	Salary ($) (1)		Bonus ($) (2)	Stock Awards ($) (3) (4)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation ($) (6)	Total ($)
Tracy R. Wolstencroft	2017	439,167		—	1,912,508	(7)	—	0	—	2,351,675
Chairman, Former President &	2016	850,000		—	1,912,496	(7)	—	1,030,625	—	3,793,121
Chief Executive Officer	2015	850,000		—	1,700,000	(7)	—	1,187,344	—	3,737,344

Krishnan Rajagopalan	2017	750,000		—	1,324,993		—	1,365,359	—	3,440,352
Chief Executive Officer &	2016	650,000		500,000	1,299,976		—	1,014,000	—	3,463,976
President	2015	650,000		20,000	162,502		—	726,375	—	1,558,877

Richard W. Pehlke	2017	400,000		—	399,978		—	354,606	17,315	1,171,899
Chief Financial Officer	2016	400,000		—	599,990		—	360,000	—	1,359,990
	2015	400,000		—	399,988		—	447,000	13,234	1,260,222

Colin Price	2017	451,150	(8)	375,000	218,408		—	424,597	—	1,469,155
EVP, Leadership Consulting	2016	387,435	(8)	—	44,399		—	604,258	—	1,036,002

Richard Greene	2017	300,000		—	300,008		—	252,995		853,003
Chief Human Resources Officer	2016	275,000		—	343,752		—	261,250	—	880,002
	2015	275,000			307,314			0		582,314

Stephen W. Beard	2017	425,000		—	425,008		—	391,000	13,580	1,254,588
General Counsel, Chief	2016	375,000		—	562,496		—	390,000	11,330	1,338,826
Administrative Officer and Secretary	2015	375,000		—	374,978		—	419,063	13,034	1,182,075

(1)	Amounts reflect base salary paid in the year pursuant to employment agreements. For Mr. Rajagopalan, the 2017 salary reflects a salary rate of $850,000, effective July 1, 2017, as per the terms of his July 6, 2017 Employment Agreement. For Mr. Rajagopalan, the Salary amount for 2015 excludes $56,250 for October through December of 2014 under his contract as Head of Global Practices that was not put into effect until April 2015. Mr. Price became a named executive officer in 2016.

(2)	For Mr. Price, the 2017 Bonus reflects the payment of a discretionary cash bonus. For Mr. Rajagopalan, the 2016 Bonus reflects the payment of a discretionary cash bonus. For Mr. Rajagopalan, the 2015 Bonus reflects the payment of the CEO Special Award, a discretionary cash bonus, paid in April 2015.

(3)	This column reflects the grant date fair value of RSUs and PSUs calculated in accordance with ASC Topic 718. The fair values of the RSUs and the target number of PSUs were based on the closing price of the common stock on the grant date.

(4)	Amounts reflect annual Long-Term Incentive equity awards granted under our GlobalShare Plan in a combination of PSUs and RSUs. For Mr. Rajagopalan, the 2017 Stock Award amount includes an award of 48,193 Performance-Based Restricted Stock Units, which were awarded in September 28, 2017, as per the terms of his employment agreement and transition to his role as the Company’s President and Chief Executive Officer. The award will vest based upon goals established and approved by the HRCC.

(5)	The Non-Equity Incentive Plan Compensation amounts in this column reflect our annual Short-Term Incentive MIP awards for 2017. The performance goals for the awards were established by the HRCC at the beginning of 2017, final evaluation of those performance goals was determined on February 8, 2018 and awards were initially paid in March 2018. With respect to each award, 85% was paid in full March 2017 and the remaining 15% was mandatorily deferred and will be paid in cash ratably over three years. These awards are discussed in further detail on page 22. Mr. Wolstencroft was eligible for a granted 2017 MIP award based on the time he served as Heidrick’s CEO. However, Mr. Wolstencroft requested that the HRCC allow him to waive eligibility for any 2017 bonus and the HRCC approved his request.

(6)	This column reflects all other compensation paid to the executive, including perquisites that have an aggregate value of $10,000 or more. For Mr. Pehlke, (i) the amount for 2017 includes business club fees, parking, an annual physical examination and financial planning services; (ii) the amount for 2015 includes business club fees, parking and an annual physical examination. For Mr. Beard, (i) the amount for 2017 includes business club fees, parking and an annual physical examination; (ii) the amount for 2016 includes business club fees and parking; and (iii) the amount for 2015 includes business club fees, parking and an annual physical examination.

(7)	Mr. Wolstencroft’s 2014 special award of PSUs paid out at 100% in 2017. Pursuant to his Letter Agreement of September 21, 2017, Mr. Wolstencroft requested that the Board allow him to forfeit his eligibility to earn 2017 Restricted Stock and Performance Stock Unit grants. With respect to his outstanding 2015 and 2016 RSUs and PSU grants, Mr. Wolstencroft remains eligible to earn an agreed upon pro-rata portion of the tranches scheduled to vest in 2017, 2018 and 2019, subject to his continued service as a director through the scheduled vesting dates (and with the performance goals for PSUs deemed to have been achieved at target level performance), and he requested that the Board allow him to forfeit his eligibility to any remaining portions of his 2015 and 2016 RSU and PSU awards. Subsequently, 65,598 PSUs and 68,255 RSUs were forfeited.

(8)	Mr. Price’s compensation is paid in British sterling. The exchange rate used to express his compensation in U.S. dollars is 1.289, the average rate for 2017 (i.e. 1 British pound is equal to 1.289 U.S. Dollars). In 2016, the exchange rate was 1.10670 (i.e. 1 British pound is equal to 1.10670 U.S. dollars).

2017 GRANTS OF PLAN-BASED AWARDS TABLE

The table below sets forth certain information with respect to awards that were granted during the fiscal year ended December 31, 2017 for each named executive officer.

			Date of HRCC Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (3)			Estimated Future Payouts Under Equity Incentive Plan Awards (4)			All Other Stock Awards: Number of Shares of Stock or Units (#) (5)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option
Name & Principal Position	Grant Date			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)				Awards ($) (6)
Tracy R. Wolstencroft	9-Mar-17(1)		8-Mar-17	531,250	1,062,500	1,593,750	—	—	—	—	—	—	956,254
Chairman, Former President and Chief Executive Officer	9-Mar-17	(2)	8-Mar-17	—	—	—	0	39,352	78,704	39,352	—	—	956,254

Krishnan Rajagopalan	9-Mar-17	(1)	8-Mar-17	600,000	1,200,000	1,800,000	—	—	—	—	—	—	162,494
President and Chief Executive Officer	9-Mar-17	(2)		—	—	—	0	6,687	13,374	6,687	—	—	162,494
	28-Sept-17	(7)		—	—	—	0	48,193	48,193	—	—	—	1,000,005

Richard W. Pehlke	9-Mar-17	(1)	8-Mar-17	200,000	400,000	600,000	—	—	—	—	—	—	199,989
Chief Financial Officer	9-Mar-17	(2)		—	—	—	0	8,230	16,460	8,230	—	—	199,989

Colin Price	9-Mar-17	(1)	8-Mar-17	338,363	676,725	1,015,088	—	—	—	—	—	—	109,204
Executive Vice President, Leadership Consulting	9-Mar-17	(2)		—	—	—	0	4,494	8,988	4,494	—	—	109,204

Richard Greene	9-Mar-17	(1)	8-Mar-17	150,000	300,000	450,000	—	—	—	—	—	—	150,004
Chief Human Resources Officer	9-Mar-17	(2)		—	—	—	0	6,173	12,346	6,173	—	—	150,004

Stephen W. Beard	9-Mar-17	(1)	8-Mar-17	212,500	425,000	637,500	—	—	—	—	—	—	212,504
General Counsel, Chief Administrative Officer & Secretary	9-Mar-17	(2)		—	—	—	0	8,745	17,490	8,745	—	—	212,504

(1)	The amounts in this row reflect (i) a Non-Equity Incentive Plan Award representing our annual Short-Term Incentive MIP awards for 2017 as established by the HRCC at the beginning of 2017. For Mr. Rajagopalan, the amounts are pro-rated based on his former role as Managing Partner, Global Practices and his subsequent role as CEO.

(2)	The amounts in this row include awards granted on March 9, 2017 consisting of: (i) an Equity Incentive Plan Award representing an annual Long-Term Incentive PSU award issued under our 2012 GlobalShare Plan that will vest (if at all) after a three-year performance period; and (ii) an All Other Stock Award representing an annual Long-Term Incentive RSU award issued under our 2012 GlobalShare Plan that will vest in three equal installments on each grant date anniversary subject to continued employment with the Company. Pursuant to his Letter Agreement of September 21, 2017, Mr. Wolstencroft requested that the Board allow him to forfeit his eligibility to earn 2017 Restricted Stock and Performance Stock Units grants.

(3)	With respect to our Non-Equity Incentive Plan Awards representing our annual Short-Term Incentive MIP awards, the performance goals were established by the HRCC in early 2017, the final evaluation of those performance goals was determined on February 8, 2018 and the initial payments for those awards were made in March 2018. The amounts in the table reflect the range of potential MIP award payouts which may be as little as zero and as high as 150 % of Target. If the performance goals based on Company financial performance are not met at the threshold level (which would provide a payment equal to 50% of target), the amount (if any) payable under the MIP with respect to that component is at the discretion of our HRCC. The amounts actually paid under the MIP for 2017 appear in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 25.

(4)	With respect to our Equity Incentive Plan Awards representing our annual Long-Term Incentive PSU award issued under our 2012 GlobalShare Plan, the awards are target-based equity grants that vest three years from the grant date, and are subject to the achievement of certain performance measures. The PSUs are stated at their target number of shares. Upon vesting, the recipients will receive anywhere from 0% to 200% of the target number of shares based on actual company performance over the performance period. The unvested PSUs are credited with dividend equivalents which are payable in cash to the extent the shares subject to the PSUs vest.

(5)	With respect to our All Other Stock Awards representing our annual Long-Term Incentive RSU award issued under our 2012 GlobalShare Plan, the awards are service-based equity awards that vest in three equal installments (the first, second and third anniversaries of the date of grant), generally subject to the executive’s continued employment with the Company. All unvested RSUs are credited with dividend equivalents which are payable in cash to the extent the shares subject to the RSUs vest.

(6)	Reflects the grant date fair value of RSUs and PSUs calculated in accordance with ASC Topic 718. The fair value of the RSUs is based on the closing price of the common stock on the grant date. The fair value of the target number of PSUs was estimated based on our closing stock price on the grant date; the ultimate number and value of PSUs earned over the performance period from January 1, 2017 through December 31, 2019 will depend on our average percentage of Operating Income achieved relative to target Operating Income goals and the price of our stock at vesting.

(7)	For Mr. Rajagopalan, the 2017 Stock Award amount reflects an award of 48,193 Performance-Based Restricted Stock Units, which were awarded in September 28, 2017, as per the terms of his employment agreement and transition to his role as the Company’s Chief Executive Officer and President. The award will vest based upon goals established and approved by the HRCC.

2017 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The table below includes certain information with respect to restricted stock units and performance stock units previously awarded to the named executive officers that were outstanding as of December 31, 2017. The market value of each award was determined using our closing stock price on December 29, 2017 (the last trading day of 2017), $24.55. No stock options were outstanding as of December 31, 2017.

Name and Principal Position	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($) (1)	Equity Incentive Plan Awards; Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (2)
Tracy R. Wolstencroft	83,334	(3)	$2,045,850	29,914	(12)	$734,389
Chairman, Former President and Chief	3,711	(4)	$91,105	20,093	(13)	$493,283
Executive Officer	6,237	(11)	$153,118	—		—

Krishnan Rajagopalan	1,146	(4)	$28,134	3,437	(7)	$84,378
President and Chief Executive Officer	18,261	(5)	$448,308	27,391	(8)	$672,449
	6,687	(6)	$164,166	6,687	(9)	$164,166
				48,193	(10)	$1,183,138

Richard W. Pehlke	2,820	(4)	$69,231	8,460	(7)	$207,693
Chief Financial Officer	8,428	(5)	$206,907	12,642	(8)	$310,361
	8,230	(6)	$12,642	8,230	(9)	$202,047

Colin Price	1,248	(5)	$30,368	—		—
EVP, Leadership Consulting	4,494	(6)	$110,328	4,494	(9)	$110,328

Richard Greene	4,829	(5)	$118,552	7,243	(8)	$177,816
Chief Human Resources Officer	6,173	(6)	$151,547	6,173	(9)	$151,547

Stephen W. Beard	2,644	(4)	$64,910	7,931	(7)	$194,706
General Counsel, Chief	7,902	(5)	$193,994	11,852	(8)	$290,967
Administrative Officer and Secretary	8,745	(6)	$214,690	8,745	(9)	$214,690

(1)	The market value of the stock awards was determined using our closing stock price on December 29, 2017 (the last trading day of 2017), $24.55.

(2)	The market value of the equity incentive plan awards was determined using our closing stock price on December 29, 2017 (the last trading day of 2017), $24.55.

(3)	Consists of a one-time recruiting award issued on February 3, 2014. The remaining RSUs vest one-half each on February 3, 2018 and February 3, 2019.

(4)	Consists of RSUs granted on March 9, 2015. The remaining RSUs vest on March 9, 2018.

(5)	Consists of RSUs granted on March 9, 2016. The remaining RSUs vest one-half each on March 9, 2018 and March 9, 2019.

(6)	Consists of RSUs granted on March 9, 2017. The RSUs vest in three equal installments (the first, second and third anniversaries of the date of grant), generally subject to the executive’s continued employment with the Company.

(7)	Consists of the unvested portion of PSUs granted on March 9, 2015 which are target-based equity grants that vest three years from the grant date, and are subject to the achievement of certain performance measures. The PSUs are stated at target. The number of shares that vest will range from 0 percent to 200 percent of target based on actual company performance over the performance period.

(8)	Consists of the unvested portion of the PSUs granted on March 9, 2016 which are target-based equity grants that vest three years from the grant date, and are subject to the achievement of certain performance measures. The PSUs are stated at target. The number of shares that vest will range from 0 percent to 200 percent of target based on actual company performance over the performance period.

(9)	Consists of the unvested portion of the PSUs granted on March 9, 2017 which are target-based equity grants that vest three years from the grant date, and are subject to the achievement of certain performance measures. The PSUs are stated at target. The number of shares that vest will range from 0 percent to 200 percent of target based on actual company performance over the performance period.

(10)	For Mr. Rajagopalan, the 2017 Stock Award amount reflects an award of 48,193 Performance-Based Restricted Stock Units, which were awarded in September 28, 2017, as per the terms of his employment agreement and transition to his role as the Company’s Chief Executive Officer and President. The award will vest based upon goals established and approved by the HRCC.

(11)	Consists of RSUs granted on March 9, 2016. The remaining RSUs vest at two-thirds on March 9, 2018 and one-third on March 9, 2019.

(12)	Consists of the unvested portion of PSUs granted on March 9, 2015, which is a target-based equity grants that vests three years from the grant date. Pursuant to the Letter Agreement dated September 21, 2017, the remaining portion of this grant, after the voluntary forfeitures, is subject only to Mr. Wolstencroft’s continued service on the Board through the date of vest.

(13)	Consists of the unvested portion of PSUs granted on March 9, 2016, which is a target-based equity grants that vests three years from the grant date. Pursuant to the Letter Agreement dated September 21, 2017, the remaining portion of this grant, after the voluntary forfeitures, is subject only to Mr. Wolstencroft’s continued service on the Board through the date of vest.

(14)	Consists of the unvested portion of the PSUs granted on March 9, 2016, which are target-based equity grants that vest three years from the grant date, and are subject to the achievement of certain performance measures. These PSUs were forfeited by Mr. Pehlke upon his retirement effective March 31, 2018.

2017 OPTION EXERCISES AND STOCK VESTED TABLE

The table below includes certain information with respect to the vesting of restricted stock units and performance stock units for the named executive officers during the fiscal year ended December 31, 2017. There are no outstanding stock options for our named executive officers.

	Stock Awards
Name & Principal Position	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Tracy R. Wolstencroft	131,031	3,112,397
Chairman, Former President and Chief Executive Officer

Krishnan Rajagopalan	10,726	249,707
President and Chief Executive Officer

Richard W. Pehlke	21,141	515,842
Chief Financial Officer

Colin Price	623	15,139
Executive Vice President, Leadership Consulting

Richard Greene	2,414	58,660
Chief Human Resources Officer

Stephen W. Beard	19,760	482,143
General Counsel and Chief Administrative Officer and Secretary

(1)	The amounts reflect the number of RSUs and PSUs converted into common shares on a one-for-one basis from grants issued in 2014, 2015 and 2016. In connection with the vesting of shares in this column, related dividend equivalents were paid to each executive officer of $184,207 to Mr. Wolstencroft; $5,939 to Mr. Rajagopalan; $27,131 to Mr. Pehlke; $324 to Mr. Price; $1,255 to Mr. Greene; and $25,343 to Mr. Beard.

(2)	The amounts reflect the pre-tax value of the number of RSUs and PSUs vesting multiplied by the closing market price of our stock on the date of vesting. In those cases where the date of vesting falls on a weekend or holiday, the closing market price of the stock on the next business day is used.

EMPLOYMENT AGREEMENTS AND BENEFITS

Employment Agreements

Below is a summary of the material terms and conditions of the employment agreements we have in place with our named executive officers as of December 31, 2017.

Tracy R. Wolstencroft.    In February 2014, the Company entered into an employment agreement with our former President and Chief Executive Officer, Tracy R. Wolstencroft, under which he received: (i) an annual base salary of $850,000 per year subject to annual review but no decrease; (ii) an annual cash bonus target opportunity under our MIP equal to 125% of his base salary, subject to the attainment of certain performance goals established annually by the HRCC; (iii) an annual equity award target opportunity equal to 200% of his base salary, issued as a combination of PSUs and RSUs, subject to the attainment of certain performance goals established annually by the HRCC.

Mr. Wolstencroft participated in the MIP, the CIC Plan and Severance Plan and our equity programs and our benefit plans at the same level as other senior executives. His agreement provided for severance payable upon termination without cause or resignation for good reason, as well as customary restrictive covenants in favor of the Company. The agreement also contained one-year post-termination non-solicitation and non-competition restrictions. Mr. Wolstencroft retired as President and Chief Executive Officer effective July 6, 2017.

Krishnan Rajagopalan.    In September 2017, the Company entered into an employment agreement with Krishnan Rajagopalan, our President and Chief Executive Officer. The Agreement covers the period from July 6,

2017, when Mr. Rajagopalan become our President and Chief Executive Officer. Pursuant to the terms of the employment agreement, Mr. Rajagopalan receives (i) an annual base salary of $850,000 per year subject to annual review but no decrease; (ii) an annual cash bonus target opportunity under our MIP equal to 150% of his base salary, subject to the attainment of certain performance goals established annually by the HRCC; and (iii) an annual equity award target opportunity equal to 150% of his base salary, issued as a combination of PSUs and RSUs, subject to the attainment of certain performance goals established annually by the HRCC.

In September 2017, Mr. Rajagopalan was also granted performance-based restricted stock units (“PBRSUs”) with a grant date fair value of $1,000,000. The PBRSUs are eligible to time vest ratably over three years, subject to the achievement of transformation performance objectives and metrics to be determined annually by the Board of Directors.    Previously, Mr. Rajagopalan and the Company were parties to an employment agreement in connection with services as Head of Global Practices, which was superseded and replaced by the employment agreement entered into in September 2017.

Richard W. Pehlke.    On August 15, 2011, Mr. Pehlke was appointed as our Executive Vice President and Chief Financial Officer. Mr. Pehlke’s letter agreement provides that he is eligible to receive an annual base salary of $400,000 for 2017, participation in the MIP with a target bonus opportunity equal to 100% of base salary for the fiscal year, participation in the CIC Plan and Severance Plan, participation in our equity programs, and participation in our benefit plans at the same level as other senior executives. The agreement also contains one-year post-termination non-solicitation and non-competition restrictions. Mr. Pehlke retired from the Company effective March 31, 2018.

Colin Price.    In January 2017, the Company entered into an employment agreement with Mr. Price in connection with his services as Managing Partner-Leadership Consulting. The agreement covers the period from January 1, 2016. Under this agreement, the Company will pay Mr. Price a base salary of £350,000 per year. Mr. Price participates in the MIP with a target bonus opportunity equal to 150% of base salary for the fiscal year; the CIC Plan and Severance Plan; our equity programs; and our benefit plans at the same level as other executives. The agreement also contains one-year post-termination non-solicitation and non-competition restrictions. Mr. Price stepped down from his role in January 2018 in order to return to client service.

Richard Greene.    On March 26, 2015, we entered into an employment agreement with Mr. Greene, our Executive Vice President and Chief Human Resources Officer. Under this agreement Mr. Greene’s annual salary for 2017 was $300,000. Mr. Greene participates in the MIP with a target bonus opportunity equal to 100% of his base salary for the fiscal year, participation in the CIC Plan and Severance Plan, participation in our equity programs, and participation in our benefit plans at the same level as other senior executives. The agreement also contains one-year post-termination non-solicitation and non-competition restrictions.

Stephen W. Beard.    On February 11, 2011, we entered into an employment agreement with Mr. Beard, our former Executive Vice President, General Counsel, Secretary and Chief Administrative Officer. This agreement was amended and restated on May 18, 2011. Under this agreement Mr. Beard’s annual base salary for 2017 was $425,000. His salary was subject to annual review (but no decrease), participation in the MIP with a target bonus opportunity equal to 100% of base salary for the fiscal year, participation in the CIC Plan and Severance Plan, participation in our equity programs, and participation in our benefit plans at the same level as other senior executives. The agreement also contained one-year post-termination non-solicitation and non-competition restrictions. Mr. Beard left the Company as of January 31, 2018.

Perquisites and Other Personal Benefits

We provide our named executive officers with the same benefits that are provided to all employees generally, including medical, dental and vision benefits, group term life insurance and participation in our 401(k) plan. The named executive officers are also reimbursed for expenses incurred for an annual physical examination, for financial planning services (maximum reimbursement for financial planning is $1,080 per year or $3,150 if expenses are incurred for the first time), and business club memberships. All business club memberships are offered to executives on the same scale and terms as those for our executive search consultants.

Other Executive Compensation Arrangements

We have adopted other executive compensation arrangements, including our Change in Control Severance Plan (CIC Plan), designed to retain executives in a period of uncertainty; our Management Severance Pay Plan (Severance Plan), designed to provide financial assistance to executives following termination of employment; and employment agreements with each named executive officer. The material terms and conditions of these plans and agreements are described on pages 32 through 34.

Pension Benefits

Pension benefits are not provided to any of our named executive officers.

NONQUALIFIED DEFERRED COMPENSATION

Pursuant to our U.S. Employee Deferred Compensation (EDC) Plan, each named executive officer (based in the U.S. only) may defer up to 25% of his or her base salary and up to 25% of his or her cash incentive compensation not to exceed $500,000 per year. The purpose of the EDC Plan is to facilitate future wealth creation and individual financial planning by deferring payments earned today to the future.

A participant completes an election form at the time he or she enrolls in our EDC Plan and chooses from investment funds offered by the EDC Plan Administrator. We do not contribute to the amount deferred nor do we provide above market rates on the investment funds. The Administrator calculates the earnings for the funds selected for each participant’s account. A participant makes distribution elections on the enrollment form and can elect to receive his or her distributions on either a date specified in the future (as long as it is at least three years from the effective date that contributions begin) or upon termination. A participant can also elect to receive his or her distributions in either a lump sum or in installments (over five, ten or fifteen years) paid quarterly on a declining balance approach.

In 2017, none of the named executive officers participated in, or had an account balance under our EDC.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

We provide certain benefits to eligible employees upon certain types of termination of employment, including a termination of employment following a change in control of the Company. Certain benefits are in addition to the benefits to which the employee would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, equity-based awards that are vested as of the date of termination, and the right to continued medical coverage pursuant to COBRA). These incremental benefits as they pertain to the named executive officers are described below.

CIC Plan

All named executive officers are participants under the CIC Plan. The CIC Plan provides severance benefits to the executive if he or she is terminated by us without cause, or if the executive terminates his or her employment with us for good reason, within two years of a change in control of the Company (or within six months prior to a change in control of the Company if such termination is effected prior to, but in anticipation of, the change in control). The following benefits are to be provided under the CIC Plan to a participant upon a qualifying termination of employment:

•	Salary and other compensation earned but not paid as of the termination date, including any unpaid bonus and earned but unused vacation time.

•	A prorated bonus payment equal to the participant’s annual target bonus under the MIP as of the date immediately prior to the change in control (the “bonus amount”).

•	A lump sum payment equal to the sum of the participant’s base salary (the highest annual rate during the preceding 12 months) and annual target bonus amount multiplied by a factor of:

•	2.5 for the Chief Executive Officer.

•	2.0 for all other named executive officers.

•

Double trigger accelerated vesting of unvested stock awards (PSUs vest at the greater of target level or the number that would be achieved based on performance) after a change in control if the CIC Plan participant’s employment is terminated for certain reasons within the two-year period beginning on the date of a change in control.

•	Continuation of health, dental and/or vision benefits for up to one year at no additional cost to the participant with the same terms in effect immediately prior to the termination date.

•	Reimbursement of reasonable legal fees incurred by the participant in enforcing in good faith his or her rights under the CIC Plan (unless the participant was terminated for cause).

•

The CIC Plan does not provide an excise tax gross-up, but instead permits all participants to either elect to have their parachute payments reduced to ensure no excise tax liability or to receive the full amount of parachute payments and be responsible for paying all related excise taxes, interest and penalties.

The CIC Plan contains restrictive covenants that prohibit the participant, for a period of time, from working on the accounts of certain clients, with respect to which he or she had significant involvement, providing services to competitors, or soliciting or hiring employees or employee candidates of the Company. In order to receive benefits under the CIC Plan, the participant must waive his or her right to receive any severance benefits he or she is entitled to receive under any other Company severance plan or employment agreement to which we are a party.

For purposes of the CIC Plan:

•

“Cause” means the executive’s (i) willful and continued failure to substantially perform his or her duties that is not cured after notice from us (other than a failure due to a physical or mental condition), or (ii) willful misconduct that is materially injurious to us.

•

“Good reason” means the occurrence of one of the following events without the executive’s written consent: (i) the assignment to the executive of duties inconsistent with, or a reduction in his or her responsibilities or functions associated with, his or her position immediately prior to the change in control; (ii) a reduction in the executive’s base salary or any failure to pay the executive any compensation within seven days of the due date for such payment; (iii) a change by 50 miles or more of the executive’s principal work location; (iv) a substantial change in the executive’s required business travel; (v) our failure to continue substantially similar benefits under our welfare and fringe benefit plans, taking any action that adversely affects or reduces the executive’s benefits under such plans, or our failure to provide the executive with his or her accrued vacation days in accordance with our policy in effect immediately prior to the change in control; (vi) the failure to provide the executive with the bonus and long term incentive opportunity available immediately prior to the change in control; (vii) a material increase in the executive’s working hours; or (viii) the failure of any successor to the Company to assume the obligations under the CIC Plan.

•

“Change in control” means (i) a person’s acquisition of more than 30% of the voting power of our outstanding securities; (ii) during any 24 month period, the incumbent board members, and generally any new directors elected by at least 2/ 3 of the incumbent or previously approved board members, cease to constitute a majority of the board; (iii) a merger or consolidation of the Company (other than a merger or consolidation that (A) results in our outstanding voting securities continuing to represent more than 66 2/3% of the combined voting power of the outstanding securities immediately after the transaction, or (B) after which no person holds 30% or more of the combined voting power of the outstanding securities immediately after the transaction); (iv) a complete liquidation, or a sale of substantially all of the assets, of the Company; or (v) any other event that the Board determines to be a change in control. A change in control does not include any of the above events if after such event we cease to be subject to Section 13 or 15(d) of the Securities Exchange Act and no more than 50% of the outstanding stock is owned by any entity subject to such requirements, or our executive officers own 25% or more of the then outstanding common stock or 25% or more of the combined voting power of the outstanding voting securities.

Severance Plan

The Severance Plan provides severance benefits to select employees. Benefits are not available if the termination is due to voluntary resignation, leave of absence, retirement, death or disability. If the termination is due to the employee’s transfer to an unaffiliated business, the sale of the stock or assets of the Company or the outsourcing of a division, department, business unit or function, severance benefits will be provided only if the employee has not been offered employment with the successor entity. An employee’s receipt of severance benefits is conditioned on his or her execution of a release. The severance benefit payable to a participant is equal to the sum of the participant’s base salary rate in effect on the date of termination and target bonus amount multiplied by a factor of:

•	2.0 for the Chief Executive Officer;

•	1.5 for other named executive officers.

The severance benefits will be paid to the participant in equal installments over the severance period in accordance with applicable payroll procedures, beginning no later than 30 days after the participant delivers an executed release. In addition, the Severance Plan includes six-month non-solicitation and non-compete provisions that apply to the extent the participant is not already subject to such restrictions pursuant to another agreement with us.

Bonus, Restricted Stock Unit, Performance Stock Unit and Bonus Cash Deferral Retirement Policy

We maintain a Bonus, Restricted Stock Unit, Performance Stock Unit and Bonus Cash Deferral Retirement Policy (Retirement Policy). Under the Retirement Policy that was in effect during 2017, an employee was eligible for retirement if all three of the following criteria were met:

•	Age 55 or older on the date of retirement;

•	Combined age and years of service add up to at least 70 on the date of retirement; and

•	Notification of the intent to retire is made no later than October 15th of the fiscal year before the year of actual retirement.

Our Retirement Policy allows for the continued vesting of RSUs, PSUs, and bonus cash deferrals, and the payment of the annual incentive, if any, that would have been payable in the year of retirement even if the employee retires prior to the actual date of payment. The HRCC amended the Retirement Policy on March 26, 2018. Changes included: 1) increasing the retirement age to 62 (with some transitional exceptions for those currently at or near the retirement age under the previous policy); and 2) reducing the PSU awards for those that retire during a vesting period. The award will be forfeited for those with greater than 2 years remaining in the vesting period, and prorated for all others. Restrictive covenants will extend to the end of the vesting period for all PSU awards upon retirement.

Messrs. Rajagopalan and Pehlke were eligible for retirement under the Retirement Policy as of December 31, 2017. Mr. Pehlke retired on March 31, 2018.

2012 GlobalShare Plan

All employees are eligible to receive awards under our 2012 GlobalShare Plan. For purposes of the Plan, the definition of a change in control is the same as included in our CIC Plan.

All agreements with respect to awards of stock options, RSUs and PSUs granted under the 2012 GlobalShare Plan provide for immediate vesting of all outstanding awards in the event of a termination by reason of death or disability as defined under the Program. In such events, the PSUs would vest at target upon death or disability. The award agreements were amended in 2011 to provide that after a change in control and an executive officer’s termination of employment for certain reasons within the two-year period beginning on the date of a change in control, the unvested awards immediately vest.

Bonus Deferrals

Management Incentive Plan.    15 percent of each named executive officer’s earned MIP bonus for a particular year is mandatorily deferred and the deferred amount is then paid out equally over the following three years. In the event of a change in control, death or disability, such amounts would vest and be paid out in a single lump sum within 30 days. If an executive officer leaves prior to payment of any deferred MIP bonus amount, such amounts are forfeited.

Fee and Source of Business Plan (FSOB Plan).    Our consultants also must defer 15 percent of the annual bonus amounts earned under the Company’s FSOB Plan which is our compensation plan that covers all partners in a consultant role and provides a tiered payout based on the revenue credits earned by the consultant for both origination of new business and for execution of client service engagements. The deferred amount is then paid out equally over the following three years. If an executive officer leaves prior to payment of any deferred FSOB bonus amount, such amounts are forfeited.

The named executive officers had the following deferred amounts outstanding at December 31, 2017 under either our MIP or FSOB Plan:

	Outstanding Amount of Deferred Bonus Payout for:
Executive	2014	2015	2016	Total
Tracy R. Wolstencroft	$50,281	$118,735	$154,594	$323,610
Krishnan Rajagopalan	$104,315	$72,368	$152,100	$329,053
Richard W. Pehlke	$21,400	$44,700	$54,000	$120,100
Colin Price	$0	$11,601	$105,569	$117,170
Richard Greene	$0	$30,732	$39,187	$69,919
Stephen W. Beard	$20,063	$41,906	$58,500	$120,469

Contingent Payments

The tables below show the additional benefits and payments to be made in the event of a termination by us without cause, resignation by the executive for good reason, termination by reason of death or long-term disability, or termination following a change in control of the Company, on December 29, 2017 (the last business day in fiscal 2017) for each of Krishnan Rajagopalan, Richard W. Pehlke, Colin Price, Richard Greene and Stephen W. Beard.

Krishnan Rajagopalan

	Involuntary Termination Without Cause (1)		Death or Long-Term Disability (3)	Termination following a Change in Control (4)
Base salary	$1,700,000		—	$2,125,000
Management bonus	$2,550,000		—	$3,187,500
Prorated bonus	—		—	$1,275,000
Continued health coverage	$25,312	(2)	—	$19,812	(5)
Vesting of unexercisable stock options	—		—	—
Vesting of outstanding RSUs and PSUs (6)	—		$2,744,739	$2,744,739
Vesting of deferred Bonuses (7)			$329,053	$329,053

Total	$4,275,312		$3,073,792	$9,681,104

Richard W. Pehlke

	Involuntary Termination Without Cause (1)		Death or Long-Term Disability (3)	Termination following a Change in Control (4)
Base salary	$600,000		—	$800,000
Management bonus	$600,000		—	$800,000
Prorated bonus	—		—	$400,000
Continued health coverage	$20,412	(2)	—	$15,241	(5)
Vesting of unexercisable stock options	—		—	—
Vesting of outstanding RSUs and PSUs (6)	—		$1,198,286	$1,198,286
Vesting of deferred MIP Bonuses (7)			$120,100	$120,100

Total	$1,220,412		$1,318,386	$3,333,627

Colin Price

	Involuntary Termination Without Cause (1)	Death or Long-Term Disability (3)	Termination following a Change in Control (4)
Base salary	$676,725	—	$902,300
Management bonus	$1,015,088	—	$1,353,450
Prorated bonus	—	—	$676,725
Continued health coverage	—	—	$—
Vesting of unexercisable stock options	—	—	—
Vesting of outstanding RSUs and PSUs (6)	—	$251,294	$251,294
Vesting of deferred Bonuses (7)		$117,170	$117,170

Total	$1,691,813	$368,464	$3,300,939

Richard Greene

	Involuntary Termination Without Cause (1)	Death or Long-Term Disability (3)	Termination following a Change in Control (4)
Base salary	$450,000	—	$600,000
Management bonus	$450,000	—	$600,000
Prorated bonus	—	—	$300,000
Continued health coverage	$29,242	—	$21,477
Vesting of unexercisable stock options	—	—	—
Vesting of outstanding RSUs and PSUs (6)	—	$599,462	$599,462
Vesting of deferred MIP Bonuses (7)		$69,919	$69,919

Total	$929,242	$669,381	$2,190,858

Stephen W. Beard

	Involuntary Termination Without Cause (1)	Death or Long-Term Disability (3)	Termination following a Change in Control (4)
Base salary	$637,500	—	$850,000
Management bonus	$637,500	—	$850,000
Prorated bonus	—	—	$425,000
Continued health coverage	$29,159	—	$21,432
Vesting of unexercisable stock options	—	—	—
Vesting of outstanding RSUs and PSUs (6)	—	$1,173,956	$1,173,956
Vesting of deferred MIP Bonuses (7)		$120,469	$120,469

Total	$1,304,159	$1,294,425	3,440,857

(1)	Reflects amounts payable under the Severance Plan.

(2)	Reflects both the individual and Company-paid premiums for such coverage.

(3)	The immediate vesting of the equity awards upon termination due to death or disability is a benefit provided under all of the executives’ outstanding equity agreements. In addition, the executive will receive the deferred portion of MIP and Fee/SOB bonuses.

(4)	The amounts payable under the CIC Plan.

(5)	Reflects only the Company-paid premiums for such coverage.

(6)	The amounts are equal to the closing stock price on December 31, 2017 ($24.55) multiplied by the number of outstanding unvested RSUs and target PSUs.

(7)	Vesting of the deferred portion of the 2014, 2015 and 2016 MIP and Fee/SOB bonuses is accelerated upon death, disability or change in control.

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT

The Human Resources and Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Human Resources and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and this Proxy Statement.

THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

Clare M. Chapman (Chair)

Elizabeth L. Axelrod

Gary E. Knell

Willem Mesdag

Adam Warby

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Krishnan Rajagopalan, President and Chief Executive Officer.

For 2017, our last completed fiscal year:

•	the annual total compensation of the employee identified at median of our Company (other than the CEO), was $107,400; and

•	the annual total compensation of the CEO for purposes of determining the CEO Pay Ratio was $3,540,352.

Based on this information, for 2017, the ratio of the annual total compensation of Mr. Rajagopalan, our Chief Executive Officer, to the median of the annual total compensation of all employees was estimated to be 33.0 to 1.

The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the method described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allows companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices.

We identified the median employee by examining the 2017 total compensation for all individuals, excluding our CEO, who were employed by us on December 29, 2017, the last day of our payroll year. We included all employees, whether employed on a full-time or part-time basis. We annualized the base compensation for full-time employees that were not employed by us for all of 2017.

We calculated the median employee’s total annual compensation using the same methodology we use for our named executive officers as set forth in the 2017 Summary Compensation Table in this proxy statement. In our 2017 Summary Compensation Table we report annual cash incentive paid in 2018 for performance in 2017. Our median employee participated in a cash incentive plan that paid out in 2018 for 2017 performance and we used the amounts received in 2018 for median employee annual total compensation.

Heidrick had two individuals in the role of CEO during 2017. We elected to use the compensation of Mr. Rajagopalan, the CEO as of December 31, 2017, for purposes of determining the CEO pay ratio. Mr. Rajagopalan became interim CEO in April 2017 and CEO in July 2017. In determining Mr. Rajagopalan’s compensation, we utilized his base salary rate as CEO ($850,000); his total 2017 cash bonus award, paid in 2018 ($1,365,359); and his total long-term incentive awards for 2017, including the special PBRSU awarded after his promotion to CEO ($1,324,993). For purposes of calculating the CEO Pay Ratio, this resulted in annual total compensation of $3,540,352 for the CEO as opposed to the amount shown on the Summary Compensation Table of $3,440,352. Mr. Krishnan’s target total compensation as CEO is $3,400,000.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee of the Board of Directors is responsible for providing general oversight of the Company’s financial accounting and reporting processes, selection of critical accounting policies, and the Company’s system of internal controls. The Audit and Finance Committee is presently comprised of three directors, Messrs. Mesdag and Logan, and Ms. Axelrod, each of whom is independent within the meaning of the Company’s Director Independence Standards and the applicable Nasdaq Rules. The Board of Directors has determined that Lyle Logan and Willem Mesdag are “audit committee financial experts” as defined in the SEC Rules. During 2017, the Audit and Finance Committee met nine times.

As part of its oversight of the Company’s financial statements, the Audit and Finance Committee reviews and discusses with both management and its independent registered public accounting firm, KPMG LLP, all annual and quarterly financial statements prior to their issuance. The Audit and Finance Committee reviews key initiatives and programs aimed at strengthening the effectiveness of the Company’s disclosure control structures, including its internal controls, as well as assessing the steps management has taken to minimize significant financial risks or exposures.

The Audit and Finance Committee reviewed and discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB) and approved by the SEC. The Audit and Finance Committee has also received the written disclosures and the letter from KPMG LLP, required by applicable requirements of the PCAOB, regarding KPMG LLP’s communications with the Audit and Finance Committee concerning independence, and has discussed with KPMG LLP the firm’s independence from the Company.

The Audit and Finance Committee’s meetings generally included executive sessions with KPMG LLP and with PricewaterhouseCoopers who has performed most of the Company’s internal audit functions since March 2013, in each case without the presence of management, to raise and discuss any issues they may have about the Company’s financial statements and the adequacy and proper functioning of its control systems and procedures.

In performing these functions, the Audit and Finance Committee acted and continues to act only in an oversight capacity on behalf of the Board of Directors. Management has primary responsibility for the Company’s financial statements and the overall reporting process, including its control systems. In its oversight role, the Audit and Finance Committee necessarily relies on the procedures, work and assurances of management. KPMG LLP has audited the annual financial statements prepared by management, expressed an opinion as to whether those financial statements fairly present the Company’s financial position, results of operation and cash flows in conformity with generally accepted accounting principles in the U.S., and discussed any issues they believe should be raised with the Audit and Finance Committee.

During 2017, management documented, tested and evaluated the Company’s internal controls pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and the criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Management and KPMG LLP kept the Audit and Finance Committee apprised of the Company’s progress at each regularly scheduled Audit and Finance Committee meeting. Management and KPMG LLP have each provided the Audit and Finance Committee with a report on the effectiveness of the Company’s internal controls. The Audit and Finance Committee has reviewed management’s and KPMG LLP’s assessment of the effectiveness of the Company’s internal controls included in the Annual Report on Form 10-K for the year ended December 31, 2017.

Based on the above mentioned reviews and discussions with management and its independent registered public accounting firm, the undersigned Audit and Finance Committee members recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2017. The Audit and Finance Committee has also appointed KPMG LLP as the Company’s independent registered public accounting firm for 2018.

THE AUDIT AND FINANCE COMMITTEE

Willem Mesdag (Chair)

Elizabeth L. Axelrod

Lyle Logan

AUDIT FEES

The Audit and Finance Committee has established a policy governing the engagement of the Company’s independent auditors for audit and non-audit services. Under this policy, the Audit and Finance Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent auditors to assure that the provision of such services does not impair the auditor’s independence. The Audit and Finance Committee has delegated the authority to evaluate and approve audit and permissible non-audit fees and engagements up to $100,000 to the Audit and Finance Committee Chair. In this event, the Chair then presents a summary of the fees and services to the Committee at its next meeting. The independent auditor may not perform any non-audit service which independent auditors are prohibited from performing under the SEC Rules or the rules of the PCAOB. KPMG LLP did not perform any non-audit services in 2017.

At the beginning of each fiscal year, the Audit and Finance Committee reviews with management and the independent auditor the types of services that are likely to be required throughout the year. For each proposed service, the independent auditor provides documentation regarding the specific services to be provided. At that time, the Audit and Finance Committee pre-approves a list of specific audit related services that may be provided and sets fee limits for each specific service or project. Management is then authorized to engage the independent auditor to perform the pre-approved services as needed throughout the year, subject to providing the Audit and Finance Committee with regular updates. The Audit and Finance Committee must review and approve in advance, on a case-by-case basis, all other projects, services and fees to be performed by or paid to the independent auditor. The Audit and Finance Committee also must approve in advance any fees for pre-approved services that exceed the pre-established limits, as described above.

All services provided by KPMG LLP in 2017 were, and all services approved to be provided by KPMG LLP in 2018 will be, permissible under applicable laws and regulations.

Fee Category	2017	2016
Audit Fees (1)	$2,041,000	$3,000,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	$284,000	$100,000

Total Fees	$2,325,000	$3,100,000

(1)	Fees for professional services rendered for the audit of the Company’s annual consolidated financial statements, reviews of the consolidated financial statements included in its Quarterly Reports on Form 10-Q, statutory audits required internationally and the audit of the Company’s internal controls over financial reporting.

(2)	Fees for assistance with the new Revenue Recognition standard.

ITEMS TO BE VOTED ON

Item 1—Election of Directors

The current term of office of all of the Company’s directors expires at the 2018 Annual Meeting. With the retirement of Mr. Beattie from the Board at the 2018 Annual Meeting, there are eight nominees for director. The Board proposes that all of the directors standing for reelection be reelected for a term of one year and until their successors are duly elected and qualified. Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a Director before the 2018 Annual Meeting, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

If the eight directors standing for reelection are reelected to our Board, the average age of our Board will be 59.1 years old with an average tenure of 3.1 years of service on the Board. Approximately 37 percent of the Board will be women or minority directors with two women and one African-American serving on our Board.

Directors are elected by a majority of votes cast unless the election is contested, in which case Directors are elected by a plurality of votes cast. A majority of votes cast means that the number of shares voted “for” a Director exceeds the number of votes cast “against” the Director; abstentions are not counted either “for” or “against.” If an incumbent Director in an uncontested election does not receive a majority of votes cast for his or her election, the Director is required to submit a letter of resignation to the Chair of the Nominating and Board Governance Committee for consideration and that Committee will make a recommendation to the Board whether to accept or reject the resignation. The Board will consider the recommendation and publicly disclose its decision and the rationale behind it promptly.

Brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to the election of Directors unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to Directors is counted.

The Board recommends a vote “FOR” each of the persons nominated by the Board.

Elizabeth L. Axelrod, 55, serves as Vice President, Employee Experience for Airbnb as of January 4, 2017. Previously, she served as the Senior Vice President, Human Resources for eBay Inc. from March 2005 to July 2015. Prior to her tenure at eBay, Ms. Axelrod served as the Chief Talent Officer for WPP PLC, a global communications services group where she was also an Executive Director, and as a partner at McKinsey & Company. She is co-author of The War for Talent, published by Harvard Business School Press in 2001. She has been a director of the Company since 2016.

Ms. Axelrod is a proven human resources executive with a professional services background. She is also a thought leader in talent management which is core to our business. Her innovative approach to talent management including the use of data analytics brings to the Board a perspective on the relationship between recruiting talent and commercial success. Ms. Axelrod also brings a digital mindset to our Board informed by her former role at eBay.

Clare M. Chapman, 58, is retired. She is the former Group People Director of BT Group, one of the world’s leading communications services companies based in the UK and serving customers in 170 countries worldwide. Ms. Chapman served in this role from 2011 through 2015. Prior to this role, Ms. Chapman was the Director General of Workforce for the National Health Service and Social Care system where her responsibilities impacted more than 2.2 million healthcare employees in England. Previously, she was the Human Resources Director for Tesco PLC and Vice President of Human Resources for PepsiCo’s operations in continental Europe. Ms. Chapman also serves on the Board of Kingfisher PLC. Ms. Chapman also co-chairs the Purposeful Company Task Force. Founded by the Big Innovation Centre in 2015, the Task Force is a consortia of leading executives, investors, policy makers, academics and stakeholder representatives in the United Kingdom. Its focus is making good Britain’s short-fall of purposeful, long-term companies to equip the economy to rise to the challenge of lifting investment, innovation and living standards. It is tackling the fundamentals of what it means to be a modern company. She is also an employer representative on the Low Pay Commission, an independent body that advises the United Kingdom government about the national living wage and national minimum wage rates and related matters. She has been a director of the Company since 2016.

Ms. Chapman is regularly sought to speak and advise on corporate and national efforts to improve organization effectiveness and leadership capacity and has played a leading role in demonstrating the link between customer service and employee engagement. Ms. Chapman’s experience in human resources and organizational effectiveness and her international perspective are assets to our Board on a range of talent, leadership, and organizational matters.

Gary Knell, 64, is the Chief Executive Officer of National Geographic Partners, a joint venture between 21st Century Fox and the National Geographic Society. He served as President and CEO of the Society from January 2014 to February 2018. Prior to joining the Society as President and CEO, Mr. Knell served as President and Chief Executive Officer of National Public Radio, Inc. from December 2011 to October 2013. Mr. Knell served in various leadership capacities within media companies, including serving as the President and Chief Executive Officer of Sesame Workshop (formerly known as Children’s Television Workshop) from 2000 to November 2011, Chief Operations Officer of Children’s Television Workshop from 1998 to 2000, President and Managing Director of Manager Media International from 1996 to 1997 and Executive Vice President for Corporate Affairs at Children’s Television Workshop from 1989 to 1996. From 1982 to 1989, Mr. Knell headed Governmental, Business and Legal Affairs and served as Board Secretary for WNET/THIRTEEN. From 1978 to 1981, he was Counsel to the United States Senate Judiciary Subcommittee on Administrative Practice and Procedure and the Governmental Affairs Subcommittee on Intergovernmental Relations. From 1976 to 1977, he was the legal assistant to the Governor of California. Mr. Knell also serves on the board of directors of The Economic Club of Washington and the board of trustees of The Smithsonian Museum of Natural History. He has been a director of the Company since 2007.

Mr. Knell brings to our Board a wide range of experience in senior leadership positions in both the public and private sectors, including over 30 years of senior operations and executive management experience with National Geographic and other media companies. In addition to his broad business skills and experience, executive leadership and global expertise and knowledge of complex business and legal matters, Mr. Knell also has significant experience in governmental affairs.

Lyle Logan, 58, has served as the Executive Vice President and Managing Director of the Global Financial Institutions Group for The Northern Trust Company since 2009. Mr. Logan has served in several leadership positions with Northern Trust during his career, including serving as Executive Vice President and Managing Director, Institutional Sales and Client Servicing for Northern Trust Global Investments from 2005 through 2010; Head of Chicago Private Banking within Northern Trust’s Personal Financial Services unit from 2003 through 2005; and Senior Vice President and Personal Financial Services Manager for Northern Trust’s Midwest Region from 2000 through 2003. Mr. Logan is also the Chairman and CEO of The Northern Trust International Banking Corporation. Mr. Logan also serves on the boards of Adtalem Global Education Inc. (since 2007), where he serves as the Chair of the Nominating and Governance Committee and on the Compensation Committee; Chicago Children’s Memorial Hospital, and The Field Foundation. He has been a director of the Company since 2015.

In addition to his financial acumen and deep understanding of capital markets, Mr. Logan also brings significant experience as a client-facing leader in the financial services industry.

Willem Mesdag, 64, is the Founder and current Managing Partner of Red Mountain Capital Partners, an investment management fund based in Los Angeles, California, and established in 2005. Previously, he served as a Partner and Managing Director at Goldman Sachs & Co., and as a securities lawyer with Ballard, Spahr, Andrews & Ingersoll. Mr. Mesdag also serves on the board of directors of Destination XL Group, Inc. He previously served on the boards of Encore Capital Group, Inc., 3iGroup plc, Cost Plus, Inc., Nature’s Sunshine Products, Inc., and Skandia Group AB. Mr. Mesdag also serves on the board of trustees of the Aspen Music Festival and School and is a member of the Council on Foreign Relations. He has been a director of the Company since 2016.

Our Board benefits from Mr. Mesdag’s extensive experience in capital markets and corporate strategy. He also brings an investor’s perspective to the Board.

Krishnan Rajagopalan, 58, has been our President and Chief Executive Officer since July 6, 2017. He served as acting President and Chief Executive Officer from April 3, 2017 until July 6, 2017. Prior to becoming President and CEO, Mr. Rajagopalan served as Executive Vice President and Managing Partner – Executive Search since January 2016. Previously, he served as Head of Global Practices beginning in April 2014 and was appointed an Executive Vice President on January 1, 2015. Mr. Rajagopalan has served in other leadership roles including Global Practice Managing Partner, Technology and Services (2010 to 2014) and Global Practices Managing Partner, Business/Professional Services (2007 to 2010). Mr. Rajagopalan joined the firm in 2001 in executive search. He has been a director of the Company since 2017.

Through his day-to-day management of the Company as President and Chief Executive Officer, Mr. Rajagopalan enhances the Board’s understanding of important business developments and management’s implementation of the Company’s strategy and day-to-day operations. Mr. Rajagopalan’s years of service in executive search also enhances the Board’s understanding of this critical component of the Company’s business.

Adam Warby, 57, has served as Chief Executive Officer of Avanade Inc., a leading global provider of professional services for Microsoft digital, cloud and business solutions, since September 2008. Mr. Warby joined from Microsoft Corporation as a founding member of this joint venture created by Accenture LLP and Microsoft in April 2000, and has been instrumental in managing and growing business operations as well as shaping the culture of a diverse team of more than 30,000 digitally connected people across 24 countries. A true global citizen, including living in the United States for seven years, he served as General Manager and Executive Vice President for Microsoft’s North American and European operations during his tenure. As Chief Executive of Avanade, Mr. Warby has led both organic and inorganic growth, including five acquisitions across Europe and North America, resulting in annual sales in excess of $2.4 billion, more than doubling under his leadership. Mr. Warby also serves on the board of SimCorp A/S and is board member of Junior Achievement Europe. He has been a director of the Company since January 1, 2018.

Through over 30 years of strategic leadership and consulting experience, spanning his time at IBM, Microsoft and Avanade, Mr. Warby brings a unique understanding and experience of applying technology in both innovative and practical ways to address the opportunities and challenges faced by the digital transformations our clients are facing today.

Tracy R. Wolstencroft, 59, serves as the Chairman of our Board, a position to which he was appointed on July 6, 2017 upon his retirement as the President and Chief Executive Officer of the Company. Mr. Wolstencroft served as our President and Chief Executive Officer from February 3, 2014 until his retirement. He has served as a director of the Company since February 6, 2014.

Previously, Mr. Wolstencroft was a longstanding partner at Goldman Sachs and served on its firmwide partnership committee. During his 25-year career (1985 – 2010), he led a wide array of Goldman’s investment banking businesses and advised a diverse range of corporate and government clients across the United States, Asia and Latin America. During his tenure, he spent four years living in Asia focused on China, Japan and Singapore. Upon retiring, and given his deep commitment to climate change, he continued to serve as an advisor to the firm and Chair of Goldman’s global clean technology practice. He currently serves on a number of not-for-profit boards including as Co-Chair of the International Rescue Committee, Vice-Chair of the National Geographic Society, a trustee of the Brookings Institution, and is a member of the Council on Foreign Relations.

As the former President and CEO of the Company, Mr. Wolstencroft enhances the Board’s understanding of important business developments and management’s implementation of the Company’s strategy.

Item 2—Ratification of Appointment of Independent Registered Public Accountants

The Audit and Finance Committee of the Board has concluded that the continued retention of KPMG LLP is in the best interests of the Company and its stockholders and appointed KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2018. Services provided to the Company by KPMG LLP in fiscal 2017 are described in Audit and Finance Committee Report above. KPMG LLP has been the Company’s external auditor continuously since 2003. The Audit and Finance Committee evaluates the independent registered public accountant’s qualifications, performance, audit plan and independence each year. In addition to assuring regular rotation of the lead audit partner every five years as required by the SEC rules, one or more of the members of the Audit and Finance Committee meets with candidates for the lead audit partner and the committee discusses the appointment before the rotation occurs.

We are asking our stockholders to ratify the selection of KPMG LLP as our independent registered public accountants. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. In the event stockholders fail to ratify the appointment, the Board may reconsider this appointment. Even if the appointment is ratified, the Board, in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such a change would be in the Company’s and stockholders’ best interests.

Representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

The affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on this item will be required for approval. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote.

The Board recommends a vote “FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for fiscal 2018.

Item 3—Advisory Vote to approve Executive Compensation

As we do each year, and as required by Section 14A of the Securities Exchange Act, we are seeking advisory stockholder approval of the compensation of named executive officers as disclosed in the section of this proxy statement titled “Compensation of Executive Officers.” Stockholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the stockholders advise that they approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables, and any related material).”

The Board encourages stockholders to carefully review the Compensation of Executive Officers section of this Proxy Statement, including the Compensation Discussion and Analysis, for a thorough discussion of the Company’s compensation program for named executive officers. The Company’s executive compensation objectives are to: (i) link pay with performance; (ii) be aligned with stockholder interests; (iii) support the execution of our business strategy; and (iv) attract, retain, and reward the best talent. To achieve these goals, our executive compensation programs are designed to:

•	Link compensation to stockholder value creation and the long-term profitable growth of the Company;

•	Be market competitive with the executive search, leadership advisory and other consulting firms, both public and private, with which we compete for executive talent;

•	Support our key business strategies, as well as our revenue and operating income growth objectives;

•	Be internally fair and equitable between executives;

•	Reflect an executive’s individual performance and career potential; and

•	Encourage Company stock ownership.

Although the vote is non-binding, the Board of Directors and the Human Resources and Compensation Committee will review the voting results in connection with their ongoing evaluation of the Company’s compensation program. Broker non-votes (as described on page 60) are not entitled to vote on this proposal and will not be counted in evaluating the results of the vote.

The Board recommends a vote “FOR” the approval of the compensation of the named executive officers set forth herein.

Item 4—Approval of Second Amended and Restated 2012 GlobalShare Program

Our Amended and Restated 2012 GlobalShare Program allows us to issue grants of stock options, stock appreciation rights, restricted stock awards, restricted stock units and other stock-based awards to directors and selected employees and independent contractors. We have used the program to provide equity incentive awards to directors, officers and a limited number of key employees over the past six years.

Amendments

Subject to stockholder approval at the Annual Meeting, our Board approved an amendment to the Amended and Restated 2012 GlobalShare Program in the form of a Second Amended and Restated 2012 Global Share Program (as amended, the “GSP”) to increase the number of shares of Common Stock reserved for issuance under the GSP by 850,000 shares, recognizing the importance of equity as a component of our compensation program. In assessing the appropriate number of additional shares of Common Stock available for issuance under the GSP, our HRCC considered, among other items, a significant increase in the number of key employees who receive shares under the program, our compensation philosophy and practices, feedback from our stockholders, as well as input from Pay Governance, the Committee’s independent compensation consultant. The GSP was last amended in 2014 when our shareholders approved an increase of the number of shares available for issuance by 700,000. Unless otherwise specified, references to the GSP in this proposal shall mean the program as proposed to be amended pursuant hereto.

In addition to the increase in the number of shares of Common Stock reserved for issuance, the proposed amendments would:

•	extend the term to 10 years following the date of Stockholder Approval of the amendments (to May 24, 2028).

•	implement a minimum one-year vesting period for any award granted under the GSP, except for 5% of the shares issuable under the GSP;

•	restrict the payment of dividends to award recipients until such time as the award vests;

•	allow for the provision of stock-based awards in substitution for awards granted by another company with which we have engaged in a corporate transaction; and

•	incorporate certain other technical revisions in response to changes of law.

Purpose of the Amendment

We are seeking stockholder approval of this amendment in order to continue the program we have had in the past and to better align the interests of our most critical talent in our search and consulting businesses with those of our stockholders by increasing the number of key employees who receive shares under the program. With this amendment, we intend to include a group of top revenue-producing consultants in the program, in addition to those directors and officers who already receive equity under the program, in order to further align this important stakeholder group with the Company’s strategic priorities and the creation of shareholder value.

We also believe that our current and future success and profitability depends upon our ability to provide competitive levels of compensation necessary to attract, motivate and retain the highest caliber of consultants required to maintain our strong brand in the marketplace. We believe that the use of equity awards as part of our top revenue-producing consultants’ compensation will serve this purpose.

The GSP is designed to enable us to formulate and implement a compensation program that will attract, motivate, and retain key employees whom we expect will contribute to our financial success. Our Board believes that awards granted pursuant to the GSP are a vital component of our compensation program and align the interests of our key employees with those of our stockholders.

Overview of the GSP

The GSP (prior to the amendments) was approved by our Board and stockholders in 2012. It originally authorized 1,300,000 shares of Common Stock for issuance pursuant to awards under the program. Our stockholders and Board subsequently approved an additional 700,000 shares for issuance in 2014. As of April 2, 2018 (the record date for the 2018 Annual Meeting), there were 649,231 shares subject to outstanding awards under the GSP (prior to this amendment) and 620,747 shares available for grant for future awards under the GSP (prior to this amendment). However, our Board believes that this number of shares available for future grant is not sufficient in view of our strategic plans for the Company’s compensation structure and goals to better align the interests of our officers and key employees with those of our stockholders.

Taking into consideration the Company’s goals and objectives relative to better alignment of officer and key employee interests with those of stockholders and rewarding officers and key employees for shareholder value creation, the Board believes that the availability of the additional 850,000 shares will ensure that the Company continues to have a sufficient number of shares authorized for issuance.

The Board therefore believes that it is appropriate at this time to amend the program, among other objectives, in order to reserve and make available for issuance 850,000 additional shares.

Key Factors to Consider

•	As of April 2, 2018, 2018, the market value of a share of our common stock as quoted on the Nasdaq stock market was $30.40.

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Our total potential dilution from all outstanding equity awards and shares available for grant as part of our equity compensation program if this proposal is approved by our stockholders is 10.1%. [ (shares available + outstanding awards) / (shares available + outstanding awards + common shares outstanding) ]

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We estimate that the shares requested, combined with those currently available for grant, will be sufficient for equity awards over the next 3 years, or potentially less if actual practice does not match historic granting rates or our current plans for key employee share awards, or our share price changes materially. This estimate takes into account the significant increase in the number of key employees who receive shares under the program.

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Although the GSP allows us to issue a variety of equity based awards, our current equity awards issued to our named executive officers consist of Performance Stock Units, which are equity awards that depend upon the Company achieving certain key performance measures over time and Restricted Stock Units, which are equity grants that are service-based and are useful retention vehicles for key officers and employees.

Recent Burn Rate Considerations

As a professional services firm, we seek to balance the need to attract, motivate, and retain top talent in a highly competitive business with the need to manage our annual use of equity or “burn rate.” Our annual burn rate is equal to the total number of equity awards granted in a given year divided by the weighted average number of common shares outstanding. Our burn rates are shown below for 2015-2017:

Year	Full-Value(1) Shares Granted	Basic Weighted Average Number of Common Shares Outstanding (000s)	Burn Rates
2017	331,721	18,735	1.77%
2016	332,793	18,540	1.80%
2015	243,762	18,334	1.33%

(1)	Full-value shares granted equals the total amount of Restricted Stock Units and Performance Stock Units (at target). The number of Restricted Stock Units granted and Performance Stock Units vested in 2017, 2016 and 2015 were 313,958; 368,005; and 197,938 respectively.

The past burn rates noted above are not predictive of future burn rates in light of the significant increase in the number of key employees who receive shares under the program.

Corporate Governance Considerations

Our GSP includes provisions designed to serve stockholders’ interests and promote effective corporate governance, including the following:

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No “Evergreen” Provision. The GSP specifies a fixed number of shares available for future grants and does not provide any automatic increase based on an increase in the number of outstanding shares of Common Stock.

•	No Discounted Stock Options. The GSP prohibits the granting of stock options at an exercise price that is less than the fair market value of the Common Stock on the date the stock option is granted.

•

No Repricing without Stockholder Approval. Neither the GSP nor any award agreement may be amended to provide for the repricing of stock options, without first obtaining the approval of our stockholders.

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Limitation on Reuse of Shares. The shares delivered to, or withheld by, the Company as payment for an award (including the exercise of a stock option) or as payment of any required withholding taxes cannot be reissued in connection with subsequent awards under the GSP, and all shares subject to the award count toward the number of shares used under the GSP.

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Limitation on Size of Awards. The GSP limits the total number of shares with respect to which incentive stock options may be granted to 1,300,000. It also limits the number of shares that may be granted to any participant who is or may be a “covered employee” in any calendar year to 200,000 for stock options or stock appreciation rights awards and 200,000 for qualified performance-based awards (provided that for the initial year of employment these limits are 400,000).

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Prohibition of “Reload” Options. The GSP expressly prohibits the use of “reload” options. Under a reload option, if a participant pays for all or a portion of the exercise price of a stock option or the related withholding tax by delivering to the Company shares covered by the option, the participant would be granted a new option equal to the number of option shares delivered to pay the exercise price and withholding taxes.

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Minimum Vesting Requirements. The GSP provides that no award (or portion thereof) may vest prior to the first anniversary of the date of grant, except in the case of a change in control or certain terminations of employment with or service to us (with a carveout of up to 5% of the Common Stock authorized for issuance under the GSP).

•	Claw-Back Policy. Any award granted under the GSP will be subject to any Claw-Back Policy developed by the Board or the HRCC that is consistent with applicable law.

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Double-trigger Change in Control. All of the equity awards we have granted since 2011 contain a “double-trigger” CIC vesting provision, meaning that vesting is accelerated only if there is both a CIC and a termination of employment within two years following the CIC.

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No Dividends on Unvested Awards. A participant will not have the right to receive dividends or other stockholder distributions with respect to his or her awards under the GSP until such awards have vested.

Description of the GSP

The principal features of the GSP are described below. The description below is qualified in its entirety by reference to the complete text of the GSP which is attached as Annex B to this proxy statement. Stockholders are encouraged to review the GSP carefully. The increased number of Common Stock reserved for issuance under the GSP will not become effective unless stockholder approval is obtained at the Annual Meeting.

Number of Shares of Common Stock.    The maximum number of shares of common stock authorized to be issued under the GSP upon approval of the amendment will be 2,850,000 shares of Common Stock, of which 2,015,470 have been issued as of April 2, 2018. Also available will be any of the shares already subject to awards granted and outstanding under the GSP that cease to be subject to such awards for any reason (other than by exercise for, or settlement in, shares).

Limits on Issuance.    Under the GSP: (i) the maximum number of shares issuable as incentive stock options is 1,300,000; (ii) the maximum number of shares issuable as stock options or stock appreciation rights in any calendar year to any employee who is or may be a “covered employee” for purposes of 162(m) of the Internal Revenue Code (the “Code”) is 200,000, and (iii) the maximum number of shares that may be used for awards (other than stock options and stock incentive rights) intended to qualify as “performance-based compensation” under Section 162(m) of the Code that may be granted in any calendar year to an employee who is or may be a “covered employee” for purposes of Section 162(m) of the Code is 200,000; provided, however, that for the first fiscal year of employment, the maximum number of shares issuable pursuant to each of (ii) and (iii) is 400,000.

How Shares Are Used.    Shares issuable under the GSP may be authorized but unissued shares or treasury shares. Shares are counted against the authorization only to the extent they are actually issued. Thus, shares which terminate by expiration, forfeiture, cancellation or otherwise are settled in cash in lieu of shares, or exchanged for awards not involving shares, shall again be available for grant under the GSP. However, any shares subject to an award that are delivered to the Company by a participant, or withheld by the Company on behalf of such participant, as payment for an award or payment of withholding taxes due in connection with an award will not again be available for issuance, and the aggregate number of shares subject to the award will count toward the number of shares issued under the GSP.

The number of shares issuable under the GSP is subject to adjustment in the event of any reorganization, recapitalization, stock split, stock distribution, merger, consolidation, split-off, spin-off, combination, subdivision, consolidation or exchange of shares, any change in our capital structure or any similar corporate transaction. In such case, our HRCC has the discretion to make adjustments as it deems necessary to preserve the intended benefits under the GSP.

Transferability of Awards.    No award granted under the GSP may be transferred, except by will, the laws of descent and distribution, pursuant to a qualified domestic relations order, or as permitted by the HRCC.

Administration.    The GSP is administered by the HRCC, or a subcommittee thereof that is comprised of two or more directors who satisfy the “non-employee director” definition under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the “outside director” definition under Section 162(m) of the Code. The HRCC has full authority to select the employees and independent contractors who will receive awards under the GSP, determine the form and amount of each of the awards to be granted to directors, employees and independent contractors, and establish the terms and conditions of such awards.

Eligibility.    All of our directors, and our employees and independent contractors (and employees and independent contractors of our subsidiaries and affiliates) who are designated by HRCC, are eligible to receive awards under the GSP. As of April 2, 2018, approximately 8 directors, 1,626 employees and 411 independent contractors are eligible to participate in the GSP.

Award Agreements.    Each award made under the GSP will be evidenced by a written award agreement specifying the terms and conditions of the award as determined by our HRCC in its sole discretion.

Awards Under the GSP.    The GSP provides for discretionary awards of stock options, stock appreciation rights and other stock-based awards, including restricted stock and stock units. Other stock-based awards may, in the discretion of our HRCC, be performance based.

Vesting Schedule.    Except in connection with a change in control or in the event of a participant’s termination of employment with (or service to) us, all awards under the GSP must be granted with a vesting schedule that does not provide for an award, or any portion thereof, to vest prior to the first anniversary of such award’s date of grant. However, the Committee has the ability to grant awards that do not satisfy these minimum vesting requirements in an aggregate amount that does not exceed 5% of the Common Stock authorized for issuance under the GSP.

Stock Options.    Our HRCC has the sole discretion to grant either non-qualified stock options or incentive stock options to employees, and non-qualified stock options to non-employee directors and independent contractors. Subject to the minimum vesting requirements described above, the HRCC has the discretion to set the terms and conditions applicable to the options, including the type of option, and the number of shares subject to the option, provided that:

i.	the exercise price of each option will not be less than the closing sales price of a share on the date of grant (“fair market value”), except for certain substitute options granted in connection with a change in control transaction;

ii.	an option will not vest earlier than either 100 percent on the third anniversary of the date of grant or 33 1/3 percent on each of the first three anniversaries of the date of grant (although our HRCC has the discretion to accelerate the vesting date in the case of a participant’s termination of employment or service without cause); and

iii.	each option will expire not more than 10 years from the date of grant.

In addition, an incentive stock option is subject to the following rules:

i.	the aggregate fair market value (determined at the time the option is granted) of the shares with respect to which an incentive stock option is exercisable for the first time by an employee during any calendar year (under all incentive stock option plans of the Company and its subsidiaries) cannot exceed $100,000, and if this limitation is exceeded, so much of the option that does not exceed the applicable dollar limit will be an incentive stock option and the remainder will be a non-qualified stock option; and

ii.	if an incentive stock option is granted to an employee who owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, the exercise price of the incentive stock option will be 110 percent of the closing price of a share on the date of grant and the incentive stock option will expire no later than five years from the date of grant.

Stock Appreciation Rights. Stock appreciation rights may be awarded under the GSP, subject to terms and conditions determined by our HRCC. Each right entitles the holder to receive the difference between the fair market value of a share on the date of exercise of the right and the exercise price thereof, multiplied by the number of shares with respect to which the right is being exercised. Upon exercise, the stock appreciation right will be paid in cash or in shares (based upon the fair market value on the date of exercise) or a combination thereof, as set forth in the award agreement. Subject to the minimum vesting requirements described above, our HRCC has the discretion to set the terms and conditions applicable to stock appreciation rights, provided that:

i.	the exercise price of each stock appreciation right will not be less than 100 percent of the fair market value of a share on the date of grant, except for certain substitute stock appreciation rights granted in connection with a change in control transaction;

ii.	unless otherwise provided in the award agreement, a stock appreciation right will not vest earlier than either 100 percent on the third anniversary date of the date of grant or 33 1/3 percent on each of the first three anniversaries of the date of grant (although our HRCC has the discretion to accelerate the vesting date in the case of a participant’s termination of employment or service without cause); and

iii.	each stock appreciation right will expire not more than ten years from the date of grant.

Other Stock-Based Awards.    Our HRCC may grant restricted stock awards, restricted stock units, and other awards that are valued or based on the fair market value of the shares. (Each stock unit entitles the participant to receive, on a specified date or event set forth in the agreement, one share or cash equal to the fair market value of one share on such date or event, as provided in the award agreement). The number of shares or units awarded to each participant, and the terms and conditions of each award, will be set at the discretion of our HRCC, provided that:

i.	an award conditioned on continued service or the occurrence of an event will not vest earlier than either 100 percent on the third anniversary of the date of grant or at a rate of 33 1/3 percent on each of the first three anniversaries of the date of grant; and

ii.	an award conditioned solely or in part on attainment of performance goals will not vest earlier than the first anniversary of the date of grant (although our HRCC has the discretion to accelerate the vesting date in the case of a participant’s termination of employment or service without cause).

Performance-Based Awards.    Other stock-based awards may be subject to the attainment of performance goals established by our HRCC. Our HRCC will establish performance goals and targets for participants for achievement of the performance goals, and, if the performance goals and targets are achieved for the designated performance period, will award shares of Common Stock or other stock-based awards on the date the goals and targets are achieved, as provided in the award agreement. None of the performance goals applicable to an award of performance shares will be deemed satisfied sooner than the date specified in the award agreement (although our HRCC has the discretion to accelerate the vesting date in the case of a participant’s termination of employment or service without cause).

Payment and Withholding Taxes.    Our HRCC may make one or more of the following payment methods available for payment of any award, including the exercise price of a stock option:

i.	cash;

ii.	cash received from a broker-dealer to whom the holder has submitted an exercise notice together with irrevocable instructions to deliver promptly to the Company the amount of sales proceeds from the sale of the shares subject to the award to pay the exercise price;

iii.	delivery (either directly or through attestation) of previously acquired shares that have an aggregate fair market value on the date of exercise equal to the exercise price; or

iv.	by directing the Company to withhold shares otherwise issuable in connection with the award having a fair market value equal to the exercise price. In the event any withholding tax is required to be withheld in connection with an award, our HRCC may permit the holder of the award to satisfy the minimum required tax obligation by using one or more of the payment alternatives described above.

In addition, unless otherwise provided by the HRCC, share withholding will be the default form of payment for certain share-based awards. We may also withhold an amount in excess of the minimum required tax obligation if such additional withholding amount will not result in adverse accounting consequences, is authorized by the HRCC and the total amount withheld does not exceed the participant’s estimated tax obligations.

Provisions Relating to a “Change in Control” of the Company.    Notwithstanding any other provision of the GSP or any award agreement, in the event of a “Change of Control” of the Company all outstanding awards that are Assumed (see Section 12(b) of the GSP for a definition of “Assumed”) by the successor entity subject to time-based vesting shall continue to vest pursuant to the terms of the applicable award agreement and for all outstanding awards that vest based on the satisfaction of performance criteria, the performance criteria will be deemed to be satisfied at the higher of the target level or the actual performance level as of the date of the Change in Control and the Award shall remain subject to time-based vesting until the end of the performance period set forth in the applicable award agreement. If, however, a participant’s employment is terminated during the two-year period beginning on the date of the Change in Control for certain reasons, all the awards shall become fully vested as of the Termination Date. See Section 2(h) of the GSP for the definition of “Change in Control” and Section 2(bb) of the GSP for the definition of “Termination Date.”

Whistleblower Protection.    The GSP provides that nothing therein prohibits a participant from providing, without prior notice to us, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by governmental authorities regarding possible legal violations.

Corporate Transactions.    Awards may be granted under the GSP in substitution for or in conversion of or in connection with an assumption of awards held by grantees of an entity engaging in a corporate acquisition or merger transaction with us or one of our subsidiaries. If a company acquired by us or with which we merge has shares available for grant under a pre-existing plan previously approved by stockholders (but not approved in connection with the acquisition or merger), we may grant awards of such shares and they will not count against the overall share limit under the GSP.

Code Section 162(m).    Section 162(m) of the Code limits the deductibility of compensation provided to certain executives to $1,000,000 per year. Historically, there was an exception pursuant to which certain “qualified performance-based compensation” would not be subject to the deductibility limitation. This exception has now been repealed, effective for taxable years beginning after December 31, 2017; however, certain compensation arrangements in place as of November 2, 2017 may be eligible for transition under the Code (and therefore still be deductible). The GSP retains certain legacy provisions that were originally included in GSP (prior to the amendments) to help any such awards that qualified for the performance-based exception to so qualify. For purposes of clarity, stockholders are not being asked to approve the GSP for purposes of Section 162(m) of the Code. We do not expect these provisions to be material to future grants made under the GSP.

Amendment of Award Agreements; Amendment and Termination of the GSP.    Our HRCC may amend any award agreement at any time, provided that no such amendment may materially impair the right of any participant under any agreement without the written consent of the participant, unless such amendment is required by applicable law, regulation or stock exchange rule.

Termination or Suspension.    The Board may terminate, suspend or amend the GSP, in whole or in part, from time to time, without the approval of the stockholders, unless such approval is required by applicable law, regulation, or stock exchange rule, and provided that no amendment may materially impair the right of any participant under any outstanding award without the written consent of the participant, unless such amendment is required by applicable law, regulation, or stock exchange rule. Notwithstanding the foregoing, there will be no amendment to the GSP or any award agreement that results in the repricing of stock options without stockholder approval.

Federal Income Tax Implications of Participation in the GSP

The following is a summary of the federal income tax consequences of the GSP. It is based on federal tax laws and regulations currently in effect and existing administrative rulings of the Internal Revenue Service.

Participants may also be subject to state and local taxes in connection with the grant of awards under the GSP. This information may not be applicable to employees of foreign subsidiaries or to employees who are not residents of the United States.

Non-Qualified Stock Options.    A participant will not recognize any income at the time the participant is granted a non-qualified stock option. On the date the participant exercises the non-qualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. The participant will be responsible for remitting to the Company the withholding tax obligation that arises at the time the option is exercised. We generally will receive a tax deduction for the same amount of ordinary income recognized by the participant. When the participant sells these shares, any gain or loss recognized by the participant is treated as either short-term or long-term capital gain or loss depending on whether the participant has held the same shares for more than one year.

Incentive Stock Options.    A participant will not recognize any income at the time the participant is granted an incentive stock option. If the participant is issued shares pursuant to the exercise of an incentive stock option, and if the participant does not make a disqualifying disposition of the shares within one year after the date of exercise or within two years after the date of grant, the participant will not recognize any income, for federal income tax purposes, at the time of the exercise. When the participant sells the shares issued pursuant to the incentive stock option, the participant will be taxed, for federal income tax purposes, as a long-term capital gain on any amount recognized by the participant in excess of the exercise price, and any loss sustained by the participant will be a long-term capital loss. No deduction will be allowed to the Company for federal income tax purposes. If, however, the participant sells the shares before the expiration of the holding periods, the participant will recognize ordinary income on the difference between the exercise price and the fair market value at exercise, and we generally will receive a tax deduction in the same amount. Upon exercise of an incentive stock option, the excess of the fair market value over the exercise price is an item of tax preference to the participant for purposes of determining the alternative minimum tax.

In order to qualify as an incentive stock option, the option must be exercised within three months after the participant’s termination of employment for any reason other than death or disability and within one year after termination of the participant’s employment due to disability. If the option is not exercised within this time period, it will be treated as a non-qualified stock option and taxed accordingly.

Stock Appreciation Rights.    A participant will not recognize any income at the time of the grant of the stock appreciation right. Upon exercise of the stock appreciation right, the participant will recognize ordinary income equal to the amount received upon exercise. The participant will be responsible for remitting to the Company the withholding tax obligation that arises at the time the ordinary income is recognized. We generally will be entitled to a deduction with respect to the ordinary income recognized by the participant.

Restricted Stock Awards/Units.    If the participant receives a stock award, the participant will recognize ordinary income upon becoming entitled to transfer the shares at the end of the restriction period without forfeiture. A participant generally will recognize ordinary income when he receives shares pursuant to the settlement of stock units, provided that if the shares are subject to any restrictions on transfer, the participant will recognize ordinary income upon becoming entitled to transfer the shares at the end of the restriction period without forfeiture. The amount of income the participant recognizes will be equal to the fair market value of the shares on such date, less the amount paid by the participant for the shares. The amount will be also be the participant’s tax basis for the shares. The participant will be responsible for remitting to the Company the withholding tax obligation that arises at the time the ordinary income is recognized. In addition, the holding period begins on the day the restrictions lapse, or the date the shares are received if not subject to any restrictions, for purposes of determining whether the participant has long-term or short-term capital gain or loss on a subsequent sale of shares. We generally will be entitled to a deduction with respect to the ordinary income recognized by the participant.

83(b) Election.    If a participant who receives a restricted stock award makes an election under Section 83(b) of the Code within 30 days after the date of grant, the participant will have ordinary income equal to the fair market value on the date of grant, less the amount paid by the participant for the shares, and the participant will recognize no additional income until the participant subsequently sells the shares. The participant will be responsible for remitting to the Company the withholding tax obligation that arises at the time the ordinary income is recognized. When the participant sells the shares, the tax basis will be equal to the fair market value on the date of grant, less the amount paid by the participant for the shares and the holding period for capital gains purposes begins on the date of grant. If the participant forfeits the shares subject to the Section 83(b) election, the participant will not be entitled to any deduction, refund, or loss for tax purposes (other than a capital loss with respect to the amount previously paid by the participant), and we will have to include the amount that it previously deducted from its gross income in the taxable year of the forfeiture.

New Plan Benefits

Because the awards that will be made to the executive officers and directors pursuant to the GSP are within the discretion of our HRCC, it is not possible to determine the benefits that will be received by executive officers if the GSP is approved by the shareholders. The Restricted Stock Units and Performance Share Units granted for 2017 would not have changed if the GSP, as amended, had been in place for 2017.

There have not been any stock option awards made under the GSP, the following table shows, as to each named executive officer and the various indicated groups, the aggregate number of stock option awards under the original GSP and the subsequent amendments and restatements of the GSP from inception through April 2, 2018:

Name	Number of Options Granted
Named Executive Officers:
All current executive officers as a group	0
All current non-employee directors as a group	0
Each nominee for election as a director	0
Each associate of any of the foregoing	0
Each other person who received at least 5% of all options granted	0
All employees, excluding current executive officers	0

Resolution and Recommendation

The Board recommends a vote “FOR” the following resolution, which will be presented at the Annual Meeting:

“RESOLVED, the adoption of the Second Amended and Restated 2012 GlobalShare Program to, among other objectives, increase the authorized shares for issuance under the Amended and Restated 2012 GlobalShare Program as described in further detail in Item 4 in the Heidrick & Struggles International Inc. 2018 Proxy Statement be, and the same hereby is, ratified, confirmed and approved.”

The Board recommends a vote “FOR” the Second Amended and Restated 2012 GlobalShare Plan.

Equity Compensation Plan Information

The following table sets forth additional information as of December 31, 2017, about shares of our common stock that may be issued upon the vesting of restricted stock units and performance stock units and the exercise of options under our existing equity compensation plans and arrangements, divided between plans approved by our stockholders and plans or arrangements not submitted to stockholders for approval.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights (1)	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	685,922	$33.79	797,453
Equity compensation plans not approved by stockholders	—	—	—
Total equity compensation plans	685,922	$33.79	797,453

(1)	Includes 491,154 Restricted Stock Units, 185,891 Performance Stock Units at their target levels and 8,877 Options.

The following table sets forth additional information as of April 2, 2018, about shares of our common stock that may be issued upon the vesting of restricted stock units and performance stock units and the exercise of options under our existing equity compensation plans and arrangements, divided between plans approved by our stockholders and plans or arrangements not submitted to stockholders for approval.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights (1)	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	649,231	—	620,747
Equity compensation plans not approved by stockholders	—	—	—
Total equity compensation plans	649,231	—	620,747

(1)	Includes 447,620 Restricted Stock Units and 201,611 Performance Stock Units.

Other Matters

Management is not aware of any other matters that will be presented at the Annual Meeting, and the Company’s Bylaws do not allow proposals to be presented at the meeting unless they were properly presented to the Company prior to March 26, 2018. However, if any other matter that requires a vote is properly presented at the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their best judgment.

STOCK OWNERSHIP INFORMATION

Directors and Executive Officers

The following table sets forth information regarding beneficial ownership of Common Stock by each director, each individual named in the 2017 Summary Compensation Table on page 25, and our Directors and executive officers as a group, all as of April 2, 2018. Unless otherwise indicated, each person has sole voting and investment power with respects to the shares set forth in the following table.

Name (1)	Shares of Common Stock Beneficially Owned (2)(3)	Percent
Elizabeth L. Axelrod	11,199	*
Richard I. Beattie	49,550	*
Clare M. Chapman	11,199	*
Gary E. Knell	46,353	*
Lyle Logan	11,199	*
Willem Mesdag	21,199	*
Adam Warby	0	*
Tracy R. Wolstencroft	208,459	1.1
Stephen W. Beard (4)	66,552	*
Kamau A. Coar	6,517	*
Richard W. Greene	4,180	*
Mark Harris	0	*
Richard W. Pehlke	7,547	*
Colin Price	1,453	*
Krishnan Rajagopalan	38,531	*
All Directors and executive officers as a group (15)	483,938	2.6

*	Represents holdings of less than one percent (1%).

(1)	The mailing address for each officer and director of the Company is 233 South Wacker Drive, Suite 4900, Chicago, Illinois 60606-6303.

(2)	In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of fully owned or earned Common Stock and Restricted Stock Units as well as shares of Common Stock issued pursuant to RSUs and stock options that are exercisable on April 2, 2018, or which will become exercisable within 60 days of that date or upon termination of a director’s service to the Board, are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other stockholder.

(3)	The calculation of shares of Common Stock beneficially owned for our directors includes Common Stock equivalents in the form of fully earned RSUs that are owned by the director for which full consideration has been received by the Company and for which there are no additional outstanding conditions. All RSUs will be converted into shares of Common Stock upon the director’s termination of service to the Board. This includes 29,514 RSUs owned by Mr. Beattie; 11,199 RSUs owned by Ms. Chapman; 41,308 RSUs owned by Mr. Knell; and 11,199 RSUs owned by Mr. Mesdag.

(4)	Mr. Beard left the Company on January 31, 2018. The amount for Mr. Beard is based solely on the Form 4 filed by Mr. Beard on March 13, 2017.

Principal Stockholders

Set forth in the table below is information about the number of shares held by persons we know to be the beneficial owners or more than 5% of the issued and outstanding Common Stock.

Name and Address	Shares of Common Stock Beneficially Owned	Percent (7)
BlackRock, Inc. (1) 55 East 52nd Street New York, New York 10055	2,414,523	12.9
Royce & Associates, LP (2) 745 Fifth Avenue New York, New York 10151	1,543,906	8.22
Dimensional Fund Advisors LP (3) Building One 6300 Bee Cave Road Austin, Texas 78746	1,489,567	7.93
Renaissance Technologies LLC (4) 800 Third Avenue New York, New York 10022	1,150,302	6.12
The Vanguard Group (5) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	1,049,746	5.58
Paradice Investment Management LLC (6) 257 East Fillmore Street, Suite 200 Denver, Colorado 80206 Paradice Investment Management Pty Ltd (6) Level 27 The Chifley Tower 2 Chifley Square Sydney NSW 2000 Australia	960,176	5.1

(1)	The information is based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 17, 2018 reporting beneficial ownership as of December 31, 2017. BlackRock, Inc. reported that it has sole dispositive power over 2,414,523 shares and sole voting power over 2,378,308 shares.

(2)	The information is based on a Schedule 13G/A filed by Royce & Associates, LP with the SEC on January 22, 2018 reporting beneficial ownership as of December 31, 2017. Royce & Associates, LP reported that it has sole dispositive and voting power over 1,543,906 shares.

(3)	The information is based on a Schedule 13G/A filed by Dimensional Fund Advisors LP with the SEC on February 9, 2018 reporting beneficial ownership as of December 31, 2017. Dimensional Fund Advisors LP reported that it has sole dispositive power over 1,489,567 shares and sole voting power over 1,422,101 shares.

(4)	The information is based on a Schedule 13G/A filed by Renaissance Technologies LLC, and its principal shareholder, Renaissance Technologies Holdings Corporation, with the SEC on February 14, 2018 reporting beneficial ownership as of December 29, 2017. Renaissance Technologies LLC reported that it has sole dispositive power over 1,142,220 shares, shared dispositive power over 8,082 shares, and sole voting power over 1,142,200 shares.

(5)	The information is based on a Schedule 13G filed by The Vanguard Group with the SEC on February 7, 2018 reporting beneficial ownership as of December 31, 2017. The Vanguard Group reported that it has sole dispositive power over 1,028,973 shares; sole voting power over 19,937 shares; shared dispositive power over 20,773 shares; and shared voting power over 1,793 shares.

(6)	The information is based on a Schedule 13G/A filed by Paradice Investment Management LLC (257 Fillmore Street, Suite 200, Denver CO 80206) and Paradice Investment Management Pty Ltd (Level 27, The Chifley Tower, 2 Chifley Square, Sydney NSW 2000, Australia) with the SEC on February 13, 2018 reporting beneficial ownership as of December 31, 2017. Paradice Investment Management LLC and Paradice Investment Management Pty Ltd. reported shared dispositive power over 960,176 shares and shared voting power over 836,351 shares.

(7)	The ownership percentages set forth in this column are based on the assumption that each of the principal stockholders continued to own the number of shares reflected in the table above on April 2, 2018. Percentages determined at the time of filing and are as filed.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s officers and directors, and greater than ten percent beneficial owners, file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC and furnish the Company with copies of such reports.

Based solely on a review of Forms 3, 4 and 5, and amendments thereto, furnished to the Company in 2017 and representations of reporting persons, the Company believes that, during 2017, all forms required under Section 16(a) applicable to its officers, directors, and greater than ten percent beneficial owners of the Company’s Common Stock were filed on a timely basis.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

What is included in the Proxy Materials? What is a Proxy Statement and What is a Proxy?

The proxy materials for our 2018 Annual Meeting include the Notice of Annual Meeting, this proxy statement, a proxy card, and our Form 10-K. A proxy statement is a document that SEC regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the stock that you own. That other person is called a proxy.

If you designate someone as your proxy in a written document, that document is called a proxy or proxy card. We have designated two of our officers as proxies for the 2018 Annual Meeting. They are Kamau Coar and Lawrence C. Bachman. The form of proxy and this proxy statement have been approved by the Board of Directors and are being provided to stockholders by its authority.

Who is entitled to vote at the Annual Meeting?

Holders of the Company’s common stock as of the close of business on April 2, 2018, the Record Date, are entitled to vote at the Annual Meeting.

How many votes is each share of common stock entitled to?

Each share of Company common stock outstanding as of the Record Date is entitled to one vote. As of the Record Date, there were 18,923,363 shares of Company common stock issued and outstanding.

Who can attend the Annual Meeting?

Common stockholders and their duly appointed legal proxies who present valid government-issued photo identification, such as a driver’s license or passport, and proof of stock ownership as of the Record Date will be admitted to the meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s transfer agent (Computershare Trust Company, N.A.), you are considered a stockholder of record with respect to those shares. If your shares are held in a bank or brokerage account, you are considered a “beneficial owner” of those shares.

How do I vote my shares?

Beneficial Stockholders – If you own shares through a broker, bank or other holder of record, you must instruct the holder of record how to vote your shares. In order to provide voting instructions to the holder of record of your shares, please refer to the materials forwarded by your broker, bank, or other holder of record. Proxies submitted by internet or telephone must be received by 11:59 p.m. Eastern Time, on Wednesday, May 23, 2018.

Registered Stockholders – If you own shares that are registered in your name, you may vote by proxy before the annual meeting by internet at www.proxyvote.com, by calling 1-800-690-6903 or by signing and returning your proxy card. To vote by internet or telephone, you will need your 16-digit voting control number, which can be found on your proxy card. Proxies submitted by internet or telephone must be received by 11:59 p.m. Eastern Time, on Wednesday, May 23, 2018. If you return a signed proxy card but do not provide voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board of Directors.

May I revoke a proxy or change my vote?

Beneficial Stockholders – Beneficial stockholders should contact their broker, bank or other holder of record for instructions on how to revoke their proxies or change their vote.

Registered Stockholders – Registered stockholders may revoke their proxies or change their voting instructions at any time before 11:59 p.m. Eastern Time, on Wednesday, May 23, 2018, by submitting a proxy via internet, telephone or mail that is dated later than the original proxy or by delivering written notice of revocation to the Corporate Secretary. Registered stockholders may also revoke their proxies or change their vote by attending the annual meeting and voting by ballot.

How many votes must be present in order to hold the annual meeting?

A quorum must be present to transact business at the annual meeting. A quorum consists of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting. Shares of Heidrick stock present in person or duly authorized by proxy (including any abstentions and “broker non-votes”) will be counted for purposes of establishing a quorum at the meeting.

What vote is required to approve each proposal?

Election of Directors (Item 1)

To be elected in an uncontested election, a director nominee must receive more “For” votes than “Against” votes. This is an uncontested election of directors since we did not receive proper advance notice in accordance with our Bylaws of any stockholder nominees for director. Abstentions and “broker non-votes” will have no effect on the election of directors.

All Other Proposals (Items 2, 3 and 4)

Stockholders may vote “For” or “Against” each of the other proposals, or may abstain from voting. Delaware law requires the affirmative vote of a majority of shares present or in person or by proxy and entitled to vote at the annual meeting for the approval of Items 2, 3 and 4. A stockholder who signs and submits a proxy is “present,”

so an abstention will have the same effect as a vote “Against” Items 2, 3, and 4. “Broker non-votes,” if any, will have no effect on Items 2, 3 and 4.

What are broker non-votes?

If a broker or other financial institution holds your shares in its name and you do not provide voting instructions to it, that firm may only vote your shares on routine matters. Item 2, the ratification of the appointment of our independent auditor for 2018, is the only matter for consideration deemed to be routine. For all matters other than Item 2, you must submit voting instructions to the firm that holds your shares if you want your vote to count. When a firm votes a client’s share on some but not all of the proposals, the missing votes are referred to as “broker non-votes.”

Who counts the votes?

Representatives of Broadridge Financial Solutions, Inc. will count the votes and will act as the independent inspector of election for the annual meeting.

When will the Company announce the voting results?

We will announce the preliminary voting results at the 2018 Annual Meeting. We will report the final results on our website and in a Current Report on Form 8-K filed with the SEC.

How are proxies solicited and what is the cost?

The Company will bear the entire cost of the proxy solicitation. We have engaged Alliance Advisors, L.L.C. to assist with the solicitation of proxies for an estimated fee of $9,000 plus expenses. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock. Our officers and employees may also solicit proxies. They will not receive any additional compensation for these activities.

Will the Company make a list of stockholders entitled to vote at the 2018 Annual Meeting available?

Yes. A stockholder list will be available for inspection by stockholders for any purpose germane to the meeting during normal business hours beginning May 10, 2018 at 233 S. Wacker Drive, Suite 4900, Chicago, Illinois 60606-6303. The list will also be available to stockholders for any such purpose at the annual meeting.

What does it mean if I receive more than one set of printed proxy materials?

If you hold your shares in more than one account, you may receive a separate set of printed proxy materials, including a separate proxy card or voting instruction card, for each account. To ensure that all of your shares are voted, please vote by telephone or internet or sign, date, and return a proxy card or voting card for each account.

More than one stockholder lives at my address? Why did we receive only one set of proxy materials?

We deliver only one annual report and one proxy statement to the multiple stockholders at the same address unless we have received different instructions from one or more of them. We will, upon request, promptly deliver a separate copy of the annual report or proxy statement to a stockholder at a shared address.

Annex A

Heidrick & Struggles International, Inc.

Reconciliation of Operating Income (Loss) and Adjusted Operating Income (Non-GAAP)

(In thousands)

(Unaudited)

	Year Ended December 31,
	2017	2016
Revenue before reimbursements (net revenue)	$621,400	$582,390

Operating income (loss)	(26,523)	35,233

Adjustments
U.K. EBT Settlement	1,501	–
Impairment charges	50,722	–
Restructuring charges	15,666	–

Total adjustments	67,889	–

Adjusted operating income	$41,366	$35,233

Operating income (loss) as a % of net revenue	-4.3%	6.0%
Adjusted operating income as a % of net revenue	6.7%	6.0%

These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management also believes this information is useful for investors.

A

Annex A1

Heidrick & Struggles International, Inc.

Reconciliation of Net Income and Operating Income (GAAP) to

Adjusted EBITDA (Non-GAAP)

(In thousands)

(Unaudited)

	Year Ended December 31,
	2017	2016
Revenue before reimbursements (net revenue)	$621,400	$582,390
Net income	(48,635)	15,413
Interest, net	(385)	(244)
Other, net	3,280	(2,289)
Provision for income taxes	19,217	22,353

Operating income	(26,523)	35,233
Adjustments
Salaries and employee benefits
Stock-based compensation expense	4,597	5,831
Senn Delaney retention awards	—	3,047
General and administrative expenses
Depreciation	10,417	9,368
Intangible amortization	4,357	7,106
Earnout accretion	854	635
Impairment charges	50,722	—
Restructuring charges	15,666	—

Total adjustments	86,613	25,987

Adjusted EBITDA	$60,090	$61,220

Adjusted EBITDA Margin	9.7%	10.5%

These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management also believes this information is useful for investors.

A-1

Annex B

SECOND AMENDED AND RESTATED 2012 HEIDRICK & STRUGGLES

GLOBALSHARE PROGRAM

1.	PURPOSE OF THE PROGRAM.

(a)	The purpose of this Program is to aid the Company and its Subsidiaries and Affiliates in securing and retaining members of the Board, and certain key employees of, and independent contractors to, the Company, its Subsidiaries and Affiliates and to motivate such individuals to exert their best efforts on behalf of the Company and its Subsidiaries and Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such individuals will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2.	DEFINITIONS.

The following capitalized terms used in this Program have the respective meanings set forth in this Section:

(a)	ACT: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)	AFFILIATE: Any entity in which the Company, directly or indirectly, has at least a five percent ownership interest.

(c)	AWARD: The grant of an Option, Stock Appreciation Right or Other Stock-Based Award pursuant to such terms, conditions, requirements and limitations as the Committee may establish in order to fulfill the objectives of this Program.

(d)	AWARD AGREEMENT: Either (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Program, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

(e)	BENEFICIAL OWNER: As such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

(f)	BOARD: The Board of Directors of the Company.

(g)	CAUSE: (i) the willful and continued failure by the Participant to substantially perform his or her duties and obligations to the Company (other than any such failure resulting from any physical or mental condition, whether or not such condition constitutes a Disability) or (ii) the willful engaging by the Participant in misconduct that is materially injurious to the Company, monetarily or otherwise.

(h)	CHANGE IN CONTROL: The occurrence of any of the following events:

(i)	any Person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;

(ii)

during any period of 24 months, individuals who, at the beginning of such period, constitute the Board, and any new director (other than (A) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 2(h)(i), (iii) or (iv) hereof, (B) a director nominated or proposed by any Person who has publicly announced or advised the Company of an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which, if consummated, would constitute a Change in Control, or (C) a director nominated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s securities) whose election by the Board or nomination for election by the Company’s stockholders was approved in advance by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iii)	the consummation of any transaction or series of transactions under which the Company is merged or consolidated with any other company (other than a merger or consolidation (A) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent corporation) more than 66 2/3% of the combined voting power of the voting securities of the Company or such surviving entity or its parent corporation outstanding immediately after such merger or consolidation and (B) after which no Person holds 30% or more of the combined voting power of the then outstanding securities of the Company or such surviving entity or its parent corporation);

(iv)	the consummation of a plan of complete liquidation of the Company or of a sale or disposition by the Company of all or substantially all of the Company’s assets; or

(v)	any other event occurs which the Board determines, in its discretion, to be a Change in Control.

Notwithstanding the foregoing, a Change in Control shall not occur with respect to a Participant by reason of any event which would otherwise constitute a Change in Control if, immediately after the occurrence of such event, (x) the Company ceases to be subject to the requirement to file reports pursuant to Section 13 or Section 15(d) of the Act and no more than 50% of the then outstanding shares of common stock of the Company or any acquiror or successor to substantially all of the business of the Company is owned, directly or indirectly, by any entity subject to such requirements and (y) individuals (which may or may not include the Participant) who were executive officers of the Company immediately prior to the occurrence of such event, own, directly or indirectly, on a fully diluted basis, (A) 25% or more of the then outstanding shares of common stock of the Company or any acquiror or successor to substantially all of the business of the Company or (B) 25% or more of the combined voting power of the then outstanding voting securities of the Company or any acquiror or successor to substantially all of the business of the Company entitled to vote generally in the election of directors.

(i)	CODE: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(j)	COMMITTEE: The Human Resources and Compensation Committee of the Board.

(k)	COMPANY: Heidrick & Struggles International, Inc. a Delaware corporation, and any successor thereto.

(l)	DISABILITY: (i) a physical or mental condition entitling the Company to terminate the Participant’s employment pursuant to an employment agreement between the Participant and the Company or (ii) in the absence of such a provision, a physical or mental incapacity of a Participant which would entitle the Participant to benefits under the long term disability plan maintained by the Company for its U.S. employees as in effect immediately prior to a Change in Control (regardless of whether the Participant is actually covered by such plan).

(m)	EFFECTIVE DATE: The date on which the Program takes effect, as defined pursuant to Section 28 of this Program.

(n)	FAIR MARKET VALUE: A price that is based on the opening, closing, actual, high, low, or average selling price of a Share as reported on the Nasdaq Stock Market (or such market in which such prices are regularly reported) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, as of any date, the per Share closing price on such date as reported on the Nasdaq Stock Market (or such market in which such prices are regularly reported). If no sale of Shares shall have been reported on the Nasdaq Stock Market on such date, then the immediately preceding date on which sales of the Shares have been so reported shall be used.

(o)	GOOD REASON: Without a Participant’s express written consent, the occurrence of any of the following events:

(i)	a material diminution in the duties or responsibilities of the Participant;

(ii)	a material reduction by the Company of the Participant’s base salary or annual bonus opportunity;

(iii)	the failure by the Company to pay the Participant his or her current compensation, or any compensation deferred under any plan, agreement or arrangement of or with the Company, when such compensation is due; or

(iv)	a change in the Participant’s principal work location to a location that is more than 50 miles from the Participant’s principal work location immediately prior to such change;

A Participant must deliver notice to the Company no later than 90 days following the occurrence of the circumstances that constitute Good Reason. The Company shall be provided a 30-day period following the receipt of such notice to cure the circumstances that give rise to Good Reason. If, during the cure period, such circumstances are remedied, the Participant will not be permitted to terminate employment for Good Reason as a result of such circumstances. If, at the end of the cure period, the circumstances that constitutes Good Reason have not been remedied, the Participant will be entitled to terminate employment for Good Reason during the 30-day period that follows the end of the cure period. If the Participant does not terminate employment during such 30-day period, the Participant will not be permitted to terminate employment for Good Reason as a result of such circumstances.

(p)	INCENTIVE STOCK OPTION: An Option granted pursuant to Section 7 of this Program that meets the requirements of Section 422(b) of the Code.

(q)	NON-QUALIFIED STOCK OPTION: An Option granted pursuant to Section 7 of this Program that is not an Incentive Stock Option.

(r)	OPTION: A stock option granted pursuant to Section 7 of this Program.

(s)	OPTION PRICE: The purchase price per Share of an Option, as determined pursuant to Section 7(b) of this Program.

(t)	OTHER STOCK-BASED AWARDS: Awards granted pursuant to Section 9 of this Program.

(u)	PARTICIPANT: An individual who is selected by the Committee to participate in this Program pursuant to Section 6 of this Program.

(v)	PERFORMANCE-BASED AWARDS: Certain Other Stock-Based Awards granted in accordance with Section 10 of this Program.

(w)	PERSON: As such term is defined in Section 3 of the Act or as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

(x)	PROGRAM: This Second Amended and Restated 2012 Heidrick & Struggles GlobalShare Program, as it may be amended from time to time.

(y)	SHARE: A share of common stock, par value $0.01 per Share, of the Company.

(z)	STOCK APPRECIATION RIGHT: A right granted pursuant to Section 8 of this Program.

(aa)	SUBSIDIARY: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

(bb)	TERMINATION DATE: The effective date of a Participant’s termination of employment.

3.	SHARES SUBJECT TO THE PROGRAM.

(a)	TOTAL NUMBER OF SHARES. Subject to the terms and conditions of this Program, the total number of Shares authorized or reserved for issuance with respect to Awards granted under this Program shall be 2,850,000 Shares (comprised of (i) the 1,300,000 Shares authorized under this Program as originally adopted (the “2012 Program”); (ii) an additional 700,000 Shares authorized by stockholders under the amended and restated Program effective May 24, 2014 (the “Amended and Restated 2012 Program”), and (iii) an additional 850,000 Shares authorized in this amendment and restatement of this Program), subject to adjustment as provided in Section 12 herein. Such Shares may consist, in whole or in part, of authorized and unissued Shares, treasury Shares, or Shares which are authorized and issued and have been acquired by or on behalf of the Company or this Program.

(b)	AVAILABLE SHARES. The issuance of Shares shall reduce the total number of Shares available under this Program. Shares subject to Awards which are forfeited, terminated, or expire unexercised may be granted again under this Program. The number of Shares delivered by a Participant or withheld by the Company on behalf of any such Participant as full or partial payment of an Award, including the exercise price of an Option or of any required withholding taxes, shall not be available for issuance pursuant to subsequent Awards, and shall count towards the aggregate number of Shares that have been issued under this Program.

4.	AWARD LIMITATIONS.

(a)	INCENTIVE STOCK OPTIONS. The total number of Shares with respect to which Incentive Stock Options may be granted shall not exceed 1,300,000.

(b)	MINIMUM VESTING. Except as provided in Section 12(b) of this Program or in the event of a Participant’s termination of employment with or service to the Company without Cause (as determined by the Committee in its sole discretion), all Awards must be granted with a Vesting Schedule (as defined below) that does not provide for such Award, or any portion thereof, to Vest (as defined below) prior to the first anniversary of such Award’s date of grant, provided that the Committee may grant Awards that do not satisfy the foregoing requirements in an aggregate amount that does not exceed 5% of the Shares authorized for issuance under Section 3 of this Program on or after the Effective Date.

(c)	For purposes of this Section 4, “Vest” means, with respect to any Award or portion thereof, to become (i) non-forfeitable, if such Award is restricted Shares, (ii) exercisable, if such Award is an Option or Stock Appreciation Rights, or (iii) payable in cash, Shares or otherwise, if such Award is restricted stock units, Performance-Based Awards, or any other Award granted under this Program.

(d)	For purposes of this Section 4, “Vesting Schedule” means, with respect to any Award, the schedule set forth in the applicable Award Agreement, which must be consistent with all of the limitations on such schedule set forth in this Program, including but not limited this Section 4, pursuant to which such Award or portions thereof may Vest. An Award may Vest in installments over its Vesting Schedule.

(e)	SHARE AWARD LIMITATIONS. The aggregate maximum number of Shares with respect to which Options and/or Stock Appreciation Rights may be granted under the Program during a calendar year to any Participant who is or may be a “covered employee” as defined in Section 162(m) of the Code shall be 200,000 (except that the maximum number of Shares with respect to which Options and/or Stock Appreciation Rights may be granted under the Program to such Participant during the calendar year in which such Participant begins employment with the Company, Subsidiary or Affiliate is 400,000).

(f)

PERFORMANCE-BASED AWARDS. The maximum number of Shares that may be used for Awards other than Stock Options and Stock Appreciation Rights that are intended to be “performance based” in accordance with Section 162(m) of the Code that may be granted during any calendar year to any

Participant who is or may become a “covered employee” as defined in Section 162(m) of the Code shall be 200,000 (except that the number of Shares that may be used for such Awards that may be granted to such Participant during the calendar year in which the Participant begins employment with the Company, Subsidiary or Affiliate is 400,000).

5.	ADMINISTRATION.

The Program shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are each “non-employee directors” within the meaning of Rule 16b-3 under the Act and “outside directors” within the meaning of Section 162(m) of the Code. The Committee is authorized to interpret this Program, to establish, amend and rescind any rules and regulations relating to this Program, and to make any other determinations that it deems necessary or desirable for the administration of this Program. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Program in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of this Program, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).

6.	ELIGIBILITY.

Participants shall consist of (a) all members of the Board (including employee and non-employee directors), and (b) the employees of, and independent contractors to, the Company and its Subsidiaries and Affiliates who the Committee may designate in its sole discretion from time to time as eligible to be granted Awards under this Program. The Committee shall determine, in its sole discretion, the date as of which Awards will be granted to Participants and the number of Shares with respect to which Awards will be granted to each Participant.

7.	OPTIONS.

Options granted under this Program shall be, as determined by the Committee, Non-Qualified Stock Options or Incentive Stock Options, as outlined and evidenced by the related Award Agreements, and shall be subject to the following terms and conditions and to such other terms and conditions as the Committee shall determine:

(a)	TYPE OF OPTION. Options granted to non-employee directors or independent contractors shall be Non-Qualified Stock Options. Options granted under this Program to employees shall be Non-Qualified Stock Options, unless otherwise expressly provided at the time of grant.

(b)	OPTION PRICE. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted, except with respect to Awards granted pursuant to Section 22 of this Program.

(c)	EXERCISABILITY. Options granted under this Program shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, subject to Section 4 of this Program, provided that each Option shall become exercisable not earlier than (i) 100% on the third anniversary of the date of grant, or (ii) 33 1/3% on each of the three succeeding anniversaries of the date of grant. Notwithstanding the foregoing, the Committee shall have the discretion to accelerate the date as of which any Option shall become exercisable in the event of the Participant’s termination of employment with or service to the Company without Cause (as determined by the Committee in its sole discretion), or as provided in Section 12(b) of this Program. In no event shall an Option granted under this Program be exercisable more than 10 years after the date of grant.

(d)	EXERCISE OF OPTIONS. Except as otherwise provided in this Program or in an Award Agreement, an Option may be exercised for all or any portion of the Shares for which it is then exercisable. The exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, (i) the date payment is received by the Company under (A), (B) or (C) below, or (ii) the date irrevocable instructions are delivered to a broker for sale of such Shares, in accordance with (D) below. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise, in one or more of the following alternatives as made available by the Committee in its sole discretion: (A) in cash, (B) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased, (C) partly in cash and partly in such Shares, (D) through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate Option Price for the Shares being purchased, or (E) by directing the Company to withhold such number of Shares otherwise issuable in connection with the exercise of the Option having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to this Program.

(e)	NO RELOAD OPTIONS PERMITTED. No grant of an Option shall include a “reload” Option, pursuant to which a Participant who exercises an Option and satisfies all or part of the Option Price with Shares acquired upon exercise of the Option is granted an additional Option to acquire the same number of Shares as is used by the Participant to pay for the original Option.

(f)	INCENTIVE STOCK OPTIONS. In addition to the foregoing, each Incentive Stock Option shall be subject to the following specific rules:

(i)	The aggregate Fair Market Value (determined at the time such Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all incentive stock option plans of the Company and its Subsidiaries) shall not exceed $100,000. If the aggregate Fair Market Value (determined at the time of grant) of the Shares subject to an Incentive Stock Option which first becomes exercisable in any calendar year exceeds the limitation of this Section 7(f), so much of the Option that does not exceed the applicable dollar limit shall be an Incentive Stock Option and the remainder shall be a Non-Qualified Stock Option; but in all other respects, the original Award Agreement shall remain in full force and effect.

(ii)	Notwithstanding anything herein to the contrary, if an Incentive Stock Option is granted to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or its parent or Subsidiaries): (A) the purchase price of each Share subject to the Incentive Stock Option shall be not less than 110% of the Fair Market Value of the Shares on the date the Incentive Stock Option is granted; and (B) the Incentive Stock Option shall expire, and all rights to purchase Shares thereunder shall expire, no later than the fifth anniversary of the date the Incentive Stock Option was granted.

8.	STOCK APPRECIATION RIGHTS.

The Committee also may grant a Stock Appreciation Right independent of an Option, as outlined and evidenced by the related Award Agreement, and shall be subject to the following terms and conditions and to such other terms and conditions as the Committee shall determine:

(a)

TERMS AND CONDITIONS. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the Fair Market Value of a Share on the date the Stock Appreciation Right is granted, except with respect to Awards granted pursuant to Section 22 of this Program. Each Stock Appreciation Right shall entitle a Participant upon exercise to an amount equal to (i) the Fair Market Value on the exercise date of one Share minus the exercise price of the Stock Appreciation Right, times (ii) the number of Shares covered by the Stock Appreciation Right. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. The date a notice of exercise is received by the Company shall be the exercise date. Payment shall be made to the Participant in Shares or in cash, or partly in Shares and partly in cash, valued at such Fair Market Value, all as shall be determined by the Committee. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share. No Participant shall have any rights to dividends, dividend equivalents, or other rights of a stockholder with respect to a Stock Appreciation Right until the Participant has exercised the Stock Appreciation Right in accordance with Section 8(b) below and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to this Program.

(b)	EXERCISABILITY. Subject to Section 4 of this Program, the Committee may impose, in its discretion, such conditions upon the exercisability of Stock Appreciation Rights as it may deem fit, provided that each Stock Appreciation Right shall become exercisable not earlier than (i) 100% on the third anniversary of the date of grant, or (ii) 33 1/3% on each of the three succeeding anniversaries of the date of grant. Notwithstanding the foregoing, the Committee shall have the discretion to accelerate the date as of which any Stock Appreciation Right shall become exercisable in the event of the Participant’s termination of employment or service with the Company, without Cause (as determined by the Committee in its sole discretion), or as provided in Section 12(b) of this Program. In no event shall a Stock Appreciation Right granted under this Program be exercisable more than 10 years after the date of grant.

9.	OTHER STOCK-BASED AWARDS.

The Committee, in its sole discretion, may grant Awards of Shares, including restricted Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Stock-Based Awards”) as outlined and evidenced by the related Award Agreement and shall be subject to the following terms and conditions and to such other terms and conditions as the Committee shall determine:

(a)	TERMS AND CONDITIONS. Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under this Program. Subject to the provisions of this Program, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards, and whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares.

(b)	LIMITATIONS.

(i)	Subject to Section 4 of this Program, the Committee may impose, in its discretion, vesting as it may deem fit, provided that (i) Other Stock-Based Awards which are conditioned on continued service or the occurrence of an event shall become vested or exercisable not earlier than (A) 100% on the third anniversary of the date of grant, or (B) 33% on each of the three succeeding anniversaries of the date of grant, and (ii) Other Stock-Based Awards which are conditioned solely or in part on the attainment of performance objectives shall become vested or exercisable not earlier than the first anniversary of the date of grant. Notwithstanding the foregoing, the Committee shall have the discretion to accelerate the date as of which any Other Stock-Based Awards shall become vested or exercisable in the event of the Participant’s termination of employment with or service to the Company without Cause (as determined by the Committee in its sole discretion), or as provided in Section 12(b) of this Program.

(ii)	With respect to stockholder rights:

(A)	Except as provided in this subsection (b)(ii)(A) and unless otherwise provided in Award Agreement, a Participant receiving an Other Stock-Based Award that consists of Shares shall thereupon be a stockholder with respect to all of the Shares subject to the Award and shall have the rights of a stockholder with respect to such Shares, including the right to vote such Shares and to receive dividends and other distributions paid with respect to such Shares. Notwithstanding the preceding sentence, in the case of an Award that provides for the right to receive dividends or distributions: (I) if such Award is conditioned solely or in part on the attainment of performance objectives, the Company shall accumulate and hold such dividends or distributions, and (II) in the case of all other such Awards, the Committee shall cause the Company to accumulate and hold such dividends or distribution. In either case, the accumulated dividends or other distributions shall be paid to the Participant only upon the vesting of the Award, and any such dividends or distributions attributable to the portion of an Award that does not vest shall be forfeited.

(B)	A Participant receiving an Other Stock-Based Award that does not consist of actual Shares shall have no rights of a stockholder, including voting or dividend or other distribution rights, with respect to any such Award prior to the date it vests and is settled in Shares. An agreement may provide that, until the Award is settled in Shares or cash, the Participant shall receive, on each dividend or distribution payment date applicable to the Shares, an amount equal to the dividends or distributions that the Participant would have received had the Award held by the Participant as of the related record date been actual Shares. Notwithstanding the preceding sentence, in the case of an Award that provides for the right to receive amounts related to dividends or distributions: (I) if such Award is conditioned solely or in part on the attainment of performance objectives, the Company shall accumulate and hold such amounts, and (II) in the case of all other such Awards, the Committee shall have the discretion to cause the Company to accumulate and hold such amounts. In either such case, the accumulated amounts shall be paid to the Participant only upon the vesting of the Award and any such amounts attributable to the portion of the Award that does not vest shall be forfeited.

10.	PERFORMANCE-BASED AWARDS.

Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under Section 9 of this Program may be granted on the basis of performance of the Company (“Performance-Based Awards”), and designated as Performance-Based Awards; provided, however, that the Committee may grant other Awards that are not intended to be Performance-Based Awards (even though such Awards are subject to the attainment of specified performance goals) and not designated as such. A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (a) while the outcome for that performance period is substantially uncertain and (b) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25% of the relevant performance period. For purposes of clarity, any accumulated dividends or other distributions with respect to Awards granted under this Section 10 shall be paid to the Participant only upon the vesting of the Award and any such amounts attributable to the portion of the Award that does not vest shall be forfeited.

(a)

PERFORMANCE MEASURES. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating margin (iv) operating income; (v) earnings per Share; (vi) book value per Share; (vii) net operating profit; (viii) return measures (including, but not limited to , return on assets, capital, invested capital, equity, sales or revenue); (ix) expense management; (x) return on investment; (xi) improvements in capital structure; (xii) profits or profitability, including of an identifiable business unit or product; (xiii) maintenance or improvement of profit margins; (xiv) price per Share (including, but not limited to, growth measures and total shareholder return); (xv) market share; (xvi) revenues or sales; (xvii) expense targets; (xviii) cash flow (including, but not limited to, growth measures and total shareholder return); (xix) client satisfaction (xx) working capital (including, but not limited to, working capital targets and change in working capital); (xxi) productivity ratios; and (xxii) economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

(b)	PERFORMANCE MEASUREMENT. The foregoing criteria may relate to the Company, one or more of its Subsidiaries or Affiliates or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine.

(c)	EXCLUSION OF CERTAIN ITEMS. The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in ASC 225-10, Income Statement—Extraordinary and Unusual Items, ASC 225-20, Income Statement—Extraordinary and Unusual Items and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (vi) acquisitions or divestitures; and (vii) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards intended to qualify as Performance-Based Awards, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

(d)	ADJUSTMENT OF PERFORMANCE-BASED COMPENSATION. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

(e)	EVALUATION OF PERFORMANCE. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period.

11.	TAX WITHHOLDING.

A Participant shall pay to the Company an amount equal to the taxes required by any government to be withheld or otherwise deducted and paid by the Company as a result of the exercise by the Participant of any Award or the delivery to the Participant of any cash or Shares pursuant to any Award. Shares shall not be delivered to the Participant until such time as such payment has been made. The Committee may, in its discretion, permit the Participant to pay all or a portion of the withholding taxes in one or more of the following alternatives: (a) in cash, (b) in Shares having a Fair Market Value equal to the amount required to be withheld, (c) partly in cash and partly in such Shares, (d) through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the amount required to be withheld, or (e) by directing the Company to withhold such number of Shares otherwise issuable in connection with the

Award having a Fair Market Value equal to the amount required to be withheld. Notwithstanding anything herein to the contrary, if a Participant’s benefit is to be received in the form of Shares, and such Participant fails to make arrangements for the payment of taxes or other amounts as permitted and approved by the Committee, then, unless otherwise determined by the Committee, the Company will withhold Shares having a Fair Market Value equal to the amount required to be withheld. However, in no event will the Fair Market Value of the Shares to be withheld pursuant to this Section 11 to satisfy applicable withholding obligations exceed the minimum amount required to be withheld, unless (a) an additional amount can be withheld and not result in adverse accounting consequences, (b) such additional withholding amount is authorized by the Committee, and (c) the total amount withheld does not exceed the Participant’s estimated tax obligations attributable to the applicable transaction. The Company may also withhold any such withholding taxes from any cash payments made hereunder.

12.	ADJUSTMENTS UPON CERTAIN EVENTS.

Notwithstanding any other provisions in this Program to the contrary, the following provisions shall apply to all Awards granted under this Program:

(a)	GENERALLY. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend (including any special cash dividend) or split, reorganization, recapitalization, merger, consolidation, spinoff, combination or exchange of Shares or other corporate exchange, or any distribution to stockholders of Shares other than regular cash dividends, or in the event any of the foregoing events or any similar event affects the Company, any Affiliate or any business unit, or the financial statements of the Company or any Affiliate or the bases for the computation of any Award, the Committee in its sole discretion and without liability to any Person may make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to this Program or pursuant to outstanding Awards, (ii) the limits on Awards set forth in Sections 3 and 4 hereof, (iii) the Option Price and/or (iv) any other affected terms of such Awards (including, without limitation, the amount payable thereunder or any performance objectives set with respect thereto).

(b)	CHANGE IN CONTROL. Notwithstanding anything herein to the contrary, the Committee in its sole discretion and without liability to any Person may take such actions, if any, as it deems necessary or desirable with respect to any Award (including, without limitation, (x) the payment of a cash amount in exchange for the cancellation of an Award and/or (y) the requiring of the issuance of substitute Awards that will substantially preserve the value, rights and benefits of any affected Awards previously granted hereunder) as of the time of the Change in Control. Any such determination by the Committee shall be final and binding upon the Company and all Participants.

Unless the Committee determines otherwise and except as otherwise provided in an Award Agreement, upon a Change in Control if the Awards are Assumed (as defined below) by the entity effecting the Change in Control (or a successor or parent corporation), (x) all Awards granted to a Participant shall continue to become vested, exercisable and non-forfeitable pursuant to the terms of the applicable Award Agreement, and (y) for all Awards that vest based on the satisfaction of performance criteria, the performance-criteria will be deemed to be satisfied at the higher of the target level or the actual performance level as of the date of the Change in Control and the Award shall remain subject to time-based vesting until the end of the performance period set forth in the applicable Award Agreement. Notwithstanding the foregoing, if a Participant’s employment is terminated during the two-year period beginning on the date of a Change in Control and such termination is due to (1) a termination by the Company without Cause or (2) a voluntary termination by the Participant due to the existence of Good Reason, then the following shall occur:

(i)	With respect to Awards that vest based on the passage of time, such awards shall become fully vested, exercisable, and non-forfeitable as of the Termination Date; and

(ii)	With respect to Awards that vested based on the satisfaction of performance criteria, the fixed number of Awards as determined above shall become fully vested, exercisable and non-forfeitable as of the Termination Date.

Awards will be considered assumed (“Assumed”) if the following conditions are met (1) the Awards are converted into replacement awards in a manner that complies with Section 409A of the Code; (2) the replacement award contains provisions for scheduled vesting and treatment on termination of employment that are no less favorable to the Participant than those in this Program or the applicable Award Agreement, and all other terms of the replacement award (other than the security, the number of shares represented by the replacement award, and the exercise price of the replacement award, if applicable) are substantially similar to those in this Program and the applicable Award Agreement; and (3) the security represented by the replacement award is of a class that is publicly held and widely traded on an established stock exchange.

13.	CERTAIN SECURITIES AND TAX LAW MATTERS.

(a)	SECURITIES LAWS.

(i)	The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended (or any successor statute) of any Shares to be issued hereunder or to effect similar compliance under the laws of any state or other jurisdiction.

Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing Shares pursuant to this Program unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Shares are traded. The Committee may require, as a condition of the issuance and delivery of certificates evidencing Shares pursuant to the terms hereof, that the recipient of such Shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

(ii)	The exercise of an Option or the grant or settlement of an Award shall only be effective at such time as counsel to the Company shall have determined that the issuance and delivery of Shares pursuant to such exercise, grant or settlement is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Shares are traded. The Company may, in its sole discretion, defer the effectiveness of any exercise of an Option or the grant or settlement of an Award in order to allow the issuance of Shares pursuant thereto to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Company shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Option or the grant or settlement of an Award. During the period that the effectiveness of the exercise of an Option or the grant or settlement of an Award has been deferred, the Participant may, by written notice, withdraw an Option exercise and obtain the refund or any amount paid with respect thereto.

(b)	SECTION 162(M). The Committee may modify the terms of any Award (including by means of accelerated or deferred payouts) relating to compensation that does not constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code or otherwise does not qualify for an exemption from Section 162(m) of the Code in order to permit the deductibility of such compensation under Section 162(m) of the Code by the Company.

(c)

DEFERRAL OF AWARDS. With respect to any Award that is subject to Section 409A of the Code, the Committee, in its discretion, may defer the payment of any such Award to the extent it determines that such deferral is necessary in order to avoid a limitation on the deduction of that Award under Section 162(m) of the Code. Any Award deferred under the preceding sentence shall be paid upon the earlier of (i) the first year in which the Company reasonably anticipates that payment of such Award would not result in a limitation of a deduction with respect to such Award under Section 162(m) of the Code, or (ii) the year in which the Participant’s employment with or service to the Company or any Subsidiary or Affiliate is terminated.

14.	NO RIGHT TO CONTINUED RELATIONSHIP; NO OBLIGATION OF UNIFORM TREATMENT.

The granting of an Award under this Program shall impose no obligation on the Company or any Subsidiary or Affiliate to continue the employment of or relationship between it and any Participant and shall not lessen or affect the Company’s, Subsidiary’s or Affiliate’s right to terminate the employment of or its relationship with such Participant. No Participant, officer, employee or director shall have any claim to be granted any Award under this Program, and there is no obligation for uniformity of treatment of Participants or any other Persons.

15.	COMPENSATION RECOVERY.

Any award issued under this Program will be subject to any clawback policy developed by the Board of Directors or the Committee that is consistent with applicable law.

16.	SUCCESSORS AND ASSIGNS.

The Program shall be binding on all successors and assigns of the Company and a Participant, including without limitation, any beneficiary of such Participant, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

17.	NO FRACTIONAL SHARES.

No fractional Shares shall be issued or delivered pursuant to this Program or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

18.	NONTRANSFERABILITY OF AWARDS.

Except to the extent provided by the Committee, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. Any Awards exercisable or Shares deliverable after a Participant’s death shall be exercisable by or delivered to a beneficiary as designated in writing by the Participant. If no beneficiary is so designated, such Award shall be exercisable by or such Shares will be delivered to the Participant’s estate. The Participant may change his or her designated beneficiary under this Program by filing with the Committee written notice of such change.

19.	AMENDMENT OR TERMINATION.

(a)

AMENDMENT OR TERMINATION OF PROGRAM. The Board may amend, alter or discontinue this Program, without the approval of the stockholders of the Company, unless (i) such approval is required by applicable law, regulation or rule of any stock exchange on which the Shares are listed or (ii) the amendment would result in an increase in the number of Shares available for issuance under this Program, an expansion of the types of Awards under this Program, or a decrease in or a waiver of the minimum vesting and exercisability limitations applicable to Awards. No amendment or termination of this Program shall, without the consent of a Participant, materially impair the rights of any Participant under any Award granted to such Participant under this Program, unless necessary to meet the requirements of any applicable law, regulation or rule of any stock exchange on which the

Shares are listed. Notwithstanding anything to the contrary herein, the Board may not amend, alter or discontinue the provisions relating to Section 12(b) of this Program after the occurrence of a Change in Control.

(b)	AMENDMENT OF AWARD AGREEMENTS. The Committee shall have the authority to amend any Award Agreement at any time; provided that no such amendment shall materially impair the rights of any Participant under any Award Agreement, unless necessary to meet the requirements of any applicable law, regulation or rules of any stock exchange on which the Shares are listed.

(c)	NO REPRICING OF OPTIONS OR STOCK APPRECIATION RIGHTS. Notwithstanding the foregoing, there shall be no amendment to this Program or any Award Agreement that results in the repricing of Options or Stock Appreciation Rights without prior approval of the stockholders of the Company. For this purpose, repricing includes a reduction in the exercise price of an Option or the cancellation of an Option or Stock Appreciation Right in exchange for cash, Options or Stock Appreciation Rights with an exercise price less than the exercise price of the cancelled Option or Stock Appreciation Right, other Awards or any other consideration provided by the Company.

20.	INTERNATIONAL PARTICIPANTS.

With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of this Program or Award Agreements with respect to such Participants in order to conform such terms with the requirements of local law.

21.	COMPLIANCE WITH CODE SECTION 409A.

Unless otherwise provided by the Committee, to the extent that the Committee determines that any Award granted under this Program is subject to Section 409A of the Code, the applicable Award agreements shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, this Program and Award agreements shall be interpreted and construed in compliance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.

22.	STOCK-BASED AWARDS IN SUBSTITUTION FOR AWARDS GRANTED BY ANOTHER COMPANY.

Notwithstanding anything in this Program to the contrary:

(a)	Awards may be granted under this Program in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The Awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Program, and may account for Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b)

In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Program; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c)	Any Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) of this Program will not reduce the Shares available for issuance or transfer under this Program or otherwise count against the limits contained in Section 3 or Section 4 of this Program. In addition, no Shares subject to an award that is granted by, or becomes an obligation of, the Company under Sections 22(a) or 22(b) of this Program will be added to the aggregate limit contained in Section 3(a) of this Program.

23.	NO REPRESENTATIONS OR WARRANTIES REGARDING TAX EFFECT.

Notwithstanding any provision of this Program to the contrary, the Company, its Affiliates and Subsidiaries, the Board and the Committee neither represent nor warrant the tax treatment under any federal, state, local or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under this Program including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties and interest under the Tax Laws.

24.	UNFUNDED PROGRAM.

Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Program. Nothing contained in this Program, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Program, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Program.

25.	INDEMNIFICATION.

Subject to requirements of Illinois law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with this Program, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Program and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless such loss, cost, liability, or expense is a result of his/her own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

26.	CHOICE OF LAW.

The Program shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed in the State of Illinois.

27.	REPORTING OF VIOLATIONS OF LAW.

Notwithstanding anything in this Program or an Award Agreement to the contrary, nothing in this Program or in an Award Agreement prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity, a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Act.

28.	EFFECTIVE DATE AND TERM OF PROGRAM.

(a)	EFFECTIVE DATE. The Program has been adopted by the Board, and is effective as of May 24, 2018 (the “Effective Date”), subject to the approval of this Program by the stockholders of the Company at the Company’s annual meeting of stockholders held on May 24, 2018 and any adjournment or postponement thereof.

(b)	No new Awards may be granted under this Program after the tenth anniversary of the Effective Date as described in Section 28(a) hereof, although Awards granted prior to such date may extend beyond that date. Awards granted prior to the Effective Date shall continue to be subject to the terms and conditions of this Program as applicable and as in effect prior to the tenth anniversary of the Effective Date.

(c)	For clarification purposes, the terms and conditions of this Program, to the extent they differ from the terms and conditions of either the 2012 Program or the Amended and Restated 2012 Program, shall not apply to or otherwise impact previously granted or outstanding awards under the 2012 Program or the Amended and Restated 2012 Program, as applicable.

HEIDRICK & STRUGGLES INTERNATIONAL, INC. 233 S. WACKER DR. SUITE 4900 CHICAGO, IL 60606

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors
Nominees
01	Elizabeth L. Axelrod 02 Clare M. Chapman 03 Gary E. Knell 04 Lyle Logan 05 Willem Mesdag
06	Krishnan Rajagopalan 07 Adam Warby 08 Tracy R. Wolstencroft

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.								For	Against	Abstain

2	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2018.							☐	☐	☐

3	Advisory vote to approve executive compensation.							☐	☐	☐

4	Approval of the Second Amended and Restated 2012 GlobalShare Program.							☐	☐	☐

NOTE: Such other business as may properly come before the Annual Meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)					☐
			Yes	No
Please indicate if you plan to attend this meeting			☐	☐
Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

	Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com

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HEIDRICK & STRUGGLES INTERNATIONAL, INC.

Annual Meeting of Stockholders

May 24, 2018 9:00 AM Eastern Daylight Time

Law Offices of Simpson Thacher & Bartlett LLP

425 Lexington Avenue, New York, NY 10017-3954

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Kamau A. Coar and Lawrence C. Bachman, or each of them, as Proxies, with full power of substitution, to vote, as directed, all the shares of common stock of Heidrick & Struggles International, Inc. held of record as of April 2, 2018, at the Annual Meeting of Stockholders to be held on May 24, 2018, or any adjournment of the meeting. This Proxy authorizes each of them to vote in their discretion on any matter that may properly come before the Annual Meeting or any adjournment of the meeting.

This proxy, when properly executed, will be voted in the manner directed by you. If you sign and return this proxy but do not give any direction, this proxy will be voted “FOR” the election of all nominees for directors listed on the reverse side; “FOR” Proposals 2, 3 and 4; and in the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting and at any adjournment or postponement thereof.

Unless otherwise specified, in order for your vote to be submitted by proxy, you must (i) properly complete the Internet or telephone voting instructions or (ii) properly complete and return this proxy in order that, in either case, your vote is received no later than 11:59 p.m. Eastern time on May 23, 2018.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side